EXHIBIT 2.1

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of January 31, 2013, by and between THE FIRST BANCSHARES, INC., a Mississippi corporation with its principal offices in Hattiesburg, Mississippi (“BUYER”) and FIRST BALDWIN BANCSHARES, INC., an Alabama corporation with its principal offices in Foley, Alabama (“SELLER”).

RECITALS

WHEREAS, SELLER is a registered bank holding company and owns all of the issued and outstanding capital stock of First National Bank of Baldwin County, a national banking association with its principal offices in Foley, Alabama (“FNB”);

WHEREAS, BUYER is a registered bank holding company and owns all of the issued and outstanding capital stock of The First, A National Banking Association with its principal offices in Hattiesburg, Mississippi (“The First”);

WHEREAS, SELLER intends to file a voluntary bankruptcy petition under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (“Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Alabama (“Bankruptcy Court”) on or shortly after the date this Agreement is executed (“Bankruptcy Case”);

WHEREAS, SELLER desires to sell all of the issued and outstanding shares of common stock of FNB (“FNB Stock”) for cash, and BUYER desires to purchase the FNB Stock from SELLER, on the terms and conditions contained in this Agreement (“Acquisition”);

WHEREAS, the Acquisition may be subject to the approvals or waivers of the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and the Board of Governors of the Federal Reserve System (“FRB”), and effectuated in accordance with the Plan (as defined below) confirmed in the Bankruptcy Case;

WHEREAS, the board of directors of FNB have determined that, based upon the financial condition of FNB and the need for significant additional capital, the Acquisition, including the Bankruptcy Case as defined herein, are the best means to provide capital for FNB, protect FNB’s depositors and maintain FNB as a viable entity;

WHEREAS, following the receipt of all required regulatory approvals, FNB will join in and become a party to this Agreement; and

WHEREAS, the parties desire to enter into this Agreement for the purposes specified in this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the undersigned parties agree as follows:

Section 1.01 Definitions.  In this Agreement, except as the context may otherwise require, the following terms will have the meanings set forth below:

“Action” means any suit, action, investigation or proceeding or governmental or regulatory investigation of any kind or nature.

“Acquisition” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person in question.  For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agency” has the meaning set forth in Section 4.31(c).

“Agreement” means this Acquisition Agreement, as amended, modified or restated from time to time in accordance with its terms.

“Alternative Transaction” means, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer with respect to any tender or exchange offer to acquire 20% or more of the voting power of FNB, any inquiry, proposal or offer with respect to a merger, consolidation, share exchange or other business combination involving FNB or any other inquiry, proposal or offer to acquire, license, lease, exchange or transfer in any manner 20% or more of the voting power in (whether by purchase of newly issued or outstanding shares of common stock or securities convertible or exchangeable for shares of common stock whether or not such shares are currently exchangeable or convertible), or 20% or more of the business, revenue, net income, assets or deposits of, FNB, in each case, whether in one or any series of related transactions and whether from one Person or any “group” of Persons (as defined under Section 13(d) of the Exchange Act).

“Bank Branch Liens” has the meaning set forth in Confidential Schedule 4.16.

“Bankruptcy Case” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

“Branch Locations” means the assets of FNB that serve as collateral for that certain promissory note dated December 31, 2008, in the principal amount of $1,500,000.00 referenced in Confidential Schedule 4.16.

“Business Day” means any day other than Saturday, a Sunday or a day on which banks are authorized or required to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Call Report” has the meaning set forth in Section 4.05(b).

“Closing” has the meaning set forth in Section 3.01.

“Closing Consideration” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Schedules” has the meaning set forth in Section 12.16.

“Confirmation Order” means an order entered by the Bankruptcy Court in a form mutually agreeable to BUYER and SELLER, (i) confirming the Plan in accordance with the provisions of the Bankruptcy Code, (ii) approving the Expense Reimbursement, (iii) approving this Agreement, (iv) finding that BUYER is a “good faith” purchaser entitled to the protections afforded by Section 363(m) of the Bankruptcy Code, (v) finding that the acquisition of property interests, rights, and powers described in this Agreement will be free and clear of all Liens, (vi) providing for and finding that the Branch Locations will be free and clear of the Bank Branch Liens, and (vii) approving the transactions contemplated by this Agreement.

“Constituent Documents” means, with respect to any Entity, its certificate or articles of incorporation, bylaws and any similar charter or other organizational documents of such Entity.

“Contracts” has the meaning set forth in Section 4.11.

“Controlled Group Plans” has the meaning set forth in Section 4.27.

“Disclosing Party” has the meaning set forth in Section 11.01.

“Disclosure Statement” means a disclosure statement filed in the Bankruptcy Case pursuant to section 1125 of the Bankruptcy Code in form mutually agreeable to SELLER and BUYER in support of the Plan, as such Disclosure Statement may be amended, modified for supplemental.

“Employee Plans” has the meaning set forth in Section 4.27.

“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Governmental Authority.

“Environmental Laws” means the common law and all federal, state, local and foreign Laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and in effect as of the date hereof.

“Expense Reimbursement” has the meaning set forth in Section 10.03.

“FAS 106” means Financial Accounting Standards Board Statement No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” as in effect on the date hereof.

“FDIA” means the Federal Deposit Insurance Act, as in effect on the date hereof.

“FDIC” means the Federal Deposit Insurance Corporation.

“Final Order” means any order or judgment of the Bankruptcy Court entered on the docket in the Bankruptcy Case, (i) that is not subject to a pending appeal or motion for rehearing, certiorari or other review, and (ii) for which the time for filing an appeal, or motion for rehearing, certiorari or other review has expired.

“Financial Statements” has the meaning set forth in Section 4.05(a).

“FNB” has the meaning set forth in the Recitals.

“FNB Stock” has the meaning set forth in the Recitals.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority, including a Regulatory Authority.

“GUST” means, collectively, the Uruguay Rounds Agreement Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, crude oil or any fraction thereof or any petroleum product, but does not include normal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.

“Insurer” has the meaning set forth in Section 4.31(c).

“Intellectual Property” has the meaning set forth in Section 4.15.

“IRS” means the Internal Revenue Service.

“knowledge” of any party means the actual knowledge, after due inquiry, of a director, officer or employee of that party.

“Law” means any federal, state, local or foreign statute, ordinance, Law, rule, regulation, order, judgment, decree, agency requirement or legal requirement (including federal and state securities Laws).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claims, lien or encumbrance.

“Loan Investor” has the meaning set forth in Section 4.31(c).

“Losses” means liabilities, damages, losses, deficiencies, judgments, settlement amounts, costs, interest, penalties and expenses suffered or incurred, including costs of investigation and defense and reasonable attorneys’ fees.

 “Material Adverse Change” means any material adverse change in the business, results of operations, condition (financial or otherwise), prospects, assets, properties, employees, liabilities (absolute, accrued, contingent or otherwise) or reserves of FNB, excluding any change with respect to, or effect on, FNB resulting from (i) changes in GAAP or RAP generally applicable to banks or their holding companies, (ii) FNB’s express compliance with the terms and conditions of this Agreement, including expenses incurred by such party in consummating the transactions contemplated by this Agreement, or (iii) from actions or omissions of FNB taken with the prior consent of BUYER in contemplation of the transactions contemplated hereby

“OCC” means the Office of the Comptroller of the Currency.

“P&A Agreement” has the meaning set forth in Section 6.16.

“party” or “parties” means BUYER, on the one hand, and SELLER and FNB (upon its joinder to this Agreement), on the other hand.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” is to be interpreted broadly to include any natural individual or any Entity.

“Plan” means a plan of reorganization or plan of liquidation filed in the Bankruptcy Case in form mutually agreeable to SELLER and BUYER that provides, among other things, for the approval of the Agreement and the transactions contemplated hereby, including the release of the Bank Branch Liens in the Branch Locations, as such Plan may be amended, modified or supplemented.

“Plan Effective Date” means the “Effective Date” of the Plan as defined therein.

“Property” or “Properties” includes all real property currently owned or leased by FNB, including properties that FNB has foreclosed on and FNB’s premises and all improvements and fixtures thereon.

“RAP” means regulatory accounting principles.

“Recipient” has the meaning set forth in Section 11.01.

“Regulatory Authority” means any Governmental Authority charged with the supervision and regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of any party hereto or its Subsidiaries.

“Regulatory Agreement” has the meaning set forth in Section 4.20.

“Representative” has the meaning set forth in Section 11.01.

“Section 338(h)(10) Election” has the meaning set forth in Section 12.01.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Subject Information” has the meaning set forth in Section 11.02.

“Subsidiary” means, when used with reference to an Entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such Entity or any partnership, joint venture or other enterprise in which any Entity has, directly or indirectly, a majority equity interest.

“Shareholders’ Equity” means the tangible shareholders’ equity of FNB on the last day of the month immediately preceding the Closing Date calculated in accordance with the methodology used in the Bank’s Call Report to calculate the total bank equity capital (Call Report Schedule RC - Balance Sheet, item 27.a) minus intangible assets (Call Report Schedule RC - Balance Sheet, items 10.a and 10.b), adjusted to add back in the following amounts:  (i) any expenses associated with or related to the transactions contemplated by this Agreement not to exceed $300,000.00 (for example, legal fees, court costs, accounting fees, consulting fees, investment banking fees, etc.), (ii) any expense or loss incurred since December 31, 2012, associated or related to the ORE properties listed on Confidential Schedule 1.01, (iii) any expense or loss incurred since December 31, 2012, associated with or related to the classified loans listed on Confidential Schedule 1.01, and (iv) any expense or loss associated with or related to the Fraudulently Endorsed Check Issue referenced in Confidential Schedule 4.06.

“Shareholders’ Equity Minimum” means Three Million Eight Hundred Thousand Dollars ($3,800,000).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“The First” means The First, A National Banking Association.

“Welfare Plan” has the meaning set forth in Section 6.12.

Section 1.02 Interpretation.

 When a reference is made in this Agreement to the Recitals or an Article, Section, Exhibit or Schedule, that reference will be to the Recitals of, an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision in this Agreement.  Each use herein of the masculine, neuter or feminine gender will be deemed to include the other genders.  Each use herein of the plural will include the singular and vice versa, in each case as the context requires or as is otherwise appropriate.  The word “or” is used in the inclusive sense.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors or assigns.  This Agreement is the product of negotiation by the parties, having assistance of counsel and other advisors.  The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.  No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, which action or omission would violate applicable Law (whether statutory or common law), rule or regulation.

ARTICLE II.
PURCHASE AND SALE OF THE SHARES

Section 2.01 Acquisition of the FNB Stock.  On the terms and subject to the conditions contained in this Agreement, including the prior approval of the Bankruptcy Court, BUYER hereby agrees to purchase the FNB Stock, and SELLER hereby agrees to sell, convey, transfer and assign the FNB Stock to BUYER, free and clear of all Liens, preemptive rights and adverse claims of every kind and character whatsoever.

Section 2.02 Purchase Price.  The purchase price and full consideration for the sale of the FNB Stock will be an amount equal to Two Million Seven Hundred Thousand Dollars ($2,700,000)(the “Closing Consideration”).

Section 2.03 Alternative Acquisition Structure.  Notwithstanding any provision of this Agreement to the contrary, BUYER will be permitted to restructure the method by which it accomplishes the acquisition of FNB, including, without limitation, by providing for the purchase and assumption by The First of substantially all of the assets and liabilities of FNB or the merger of FNB with and into The First or any of its affiliates; provided however, that BUYER will only be permitted to restructure the proposed transaction to the extent that there is no change in the amount or nature of the consideration to be paid under Section 2.02 of this Agreement and provided further that following completion of the restructured transaction SELLER ceases to be a bank holding company under applicable Law and provided further that any such restructuring shall not affect BUYER’S obligation to purchase the FNB Stock.

ARTICLE III.

THE CLOSING AND THE CLOSING DATE

Section 3.01 Time and Place of the Closing and Closing Date.  On a date mutually acceptable to BUYER and SELLER that is within ten (10) Business Days following the Plan Effective Date and the receipt of all necessary regulatory, corporate, and other approvals and the expiration of all mandatory waiting periods (“Closing Date”), a meeting (“Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article VIII and Article IX have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement.  If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement.  The Closing will take place at the offices of The First, 6840 Highway 98 West, Hattiesburg, Mississippi 39404 at 10:00 a.m. on the Closing Date, or at such other time and place as the parties may agree, including by remote or electronic transmission or exchange of closing documents.  The parties agree that time is of the essence for purposes of this Agreement and with respect to the transactions contemplated by this Agreement.

Section 3.02 Actions to be Taken at the Closing by SELLER.  At the Closing, SELLER will execute and acknowledge, or cause to be executed and acknowledged (as appropriate), and deliver to BUYER such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to BUYER’s obligations to close hereunder):

(a) One or more certificates evidencing and representing the FNB Stock, duly endorsed by SELLER in blank or accompanied by stock powers signed by SELLER in blank;

(b) True, correct and complete copies of SELLER’s Articles of Incorporation and all amendments thereto, duly certified as of a recent date by the Alabama Secretary of State;

(c) True, correct and complete copies of FNB’s Articles of Incorporation and all amendments thereto, duly certified as of a recent date by the OCC;

(d) Good standing and existence certificates, dated as of a recent date, issued by the appropriate state officials, duly certifying as to the existence and good standing of each of SELLER and FNB in the State of Alabama and all other jurisdictions where either is qualified to conduct business;

(e) A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of SELLER, acting in his or her capacity as an officer of SELLER, certifying (i) the due adoption by the Board of Directors of SELLER of corporate resolutions attached to such certificate authorizing the Acquisition and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of SELLER duly authorized to act on its behalf in connection with the Acquisition and to execute and deliver this Agreement and the other agreements and documents contemplated by this Agreement and the taking of all actions contemplated hereby and thereby on behalf of SELLER, and (iii) the Bylaws of SELLER, a true, correct and complete copy of which will be attached to such certificate;

(f) A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of FNB, acting in his or her capacity as an officer of FNB, certifying (i) the due adoption by the Board of Directors of FNB of corporate resolutions attached to such certificate authorizing the Acquisition and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of FNB duly authorized to act on its behalf in connection with the Acquisition and to execute and deliver this Agreement and the other agreements and documents contemplated by this Agreement and the taking of all actions contemplated hereby and thereby on behalf of FNB, and (iii) the Bylaws of FNB, a true, correct and complete copy of which will be attached to such certificate;

(g) A certificate, dated as of the Closing Date, signed by the President of SELLER, acting solely in his capacity as President, certifying that: (i) all of the representations and warranties made in ARTICLE IV of this Agreement are true and correct in all material respects on and as of the Closing Date as if made on such date; and (ii) SELLER has performed and complied in all material respects with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement;

(h) A certificate, dated as of the Closing Date, signed by the President of FNB, acting solely in his capacity as President, certifying that: (i) all of the representations and warranties made in ARTICLE IV of this Agreement are true and correct in all material respects on and as of the Closing Date as if made on such date; and (ii) FNB has performed and complied in all material respects with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement;

(i) Evidence reasonably satisfactory to BUYER that all consents and approvals required to be obtained by SELLER or FNB from third parties to complete the transactions contemplated by this Agreement have been obtained and are in full force and effect;

(j) Letter agreements from the directors and executive officer of FNB, substantially in the form of Exhibit A, releasing the BUYER and FNB and their respective Affiliates from and against pre-closing liabilities to the directors and officers; and

(k) All other documents, certificates and instruments required to be delivered to BUYER by SELLER or FNB under this Agreement or as are reasonably requested by BUYER or its counsel.

Section 3.03 Actions to be Taken at the Closing by BUYER.  At the Closing, BUYER will execute and acknowledge (where appropriate) and deliver to SELLER such items, documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of SELLER to close hereunder):

(a) The Closing Consideration, in immediately available funds;

(b) A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of BUYER, acting in his or her capacity as an officer of BUYER, certifying (i) the due adoption by the Board of Directors of BUYER of corporate resolutions attached to such certificate authorizing the Acquisition and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of BUYER duly authorized to act on its behalf in connection with the Acquisition and to execute and deliver this Agreement and the other agreements and documents contemplated by this Agreement and the taking of all actions contemplated hereby and thereby on behalf of BUYER, and (iii) the Bylaws of BUYER, a true, correct and complete copy of which will be attached to such certificate;

(c) A certificate, dated as of the Closing Date, signed by the President of BUYER, acting solely in his capacity as President, certifying that: (i) all of the representations and warranties made by BUYER in ARTICLE V of this Agreement are true and correct on and as of the Closing Date as if made on such date; and (ii) BUYER has performed and complied with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement;

(d) Evidence reasonably satisfactory to SELLER that all consents and approvals required to be obtained by BUYER or The First from third parties to complete the transactions contemplated by this Agreement have been obtained and are in full force and effect;

(e) Letter agreements, substantially in the form of Exhibit A, releasing the directors and officers from and against pre-closing liabilities to the BUYER; and

(f) All other documents, certificates and instruments required to be delivered to SELLER or FNB by BUYER under this Agreement or as are reasonably requested by SELLER or its counsel.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER AND FNB

Except as set forth in a Confidential Schedule delivered by SELLER to BUYER as provided in this Agreement, which identifies exceptions by specific paragraph references, SELLER makes the following representations and warranties to BUYER as of the date of this Agreement and, together with FNB, as of the Closing Date.  SELLER will deliver to BUYER, as provided in Section 12.16, Confidential Schedules to this Agreement referenced in this ARTICLE IV and elsewhere in the Agreement, which will set forth exceptions, qualifications and modifications of certain designated representations and warranties.  SELLER will provide to BUYER at or prior to the Closing supplemental Confidential Schedules reflecting any changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date; provided however that the revision of such Confidential Schedules to include one or more additional exceptions, qualifications or modifications will not relieve SELLER or FNB of any breach of this Agreement based on the failure to previously disclose such exception, qualification or modification.

Section 4.01 Organization and Qualification.

(a) SELLER is a bank holding company registered under the Bank Holding Company Act of 1956, as amended.  SELLER is a corporation duly organized, validly existing and in good standing under the Laws applicable to corporations located in the State of Alabama.  SELLER has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all other agreements and documents contemplated by this Agreement.  SELLER is duly qualified to conduct business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.  True and complete copies of the Constituent Documents of SELLER as amended to date, certified by the Secretary of SELLER, have been delivered to BUYER.  SELLER is not in violation of any provisions of its Constituent Documents.

(b) FNB is a national banking association, duly organized, validly existing and in good standing under all Laws of the United States.  FNB has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to enter into and carry out its obligations under this Agreement and all other agreements and documents contemplated by this Agreement.  FNB is duly qualified to conduct business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.  True and complete copies of the Constituent Documents of FNB, as amended to date, certified by the Cashier of FNB, have been delivered to BUYER.  Except as set forth in Confidential Schedule 4.01, FNB is not in violation of any provisions of its Constituent Documents.  FNB is an insured bank as defined in the FDIA and is a member of the Federal Reserve System.

(c) Except as set forth on Confidential Schedule 4.01, FNB has no equity interest, direct or indirect, in any other Entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by FNB has not been conducted through any other direct or indirect Subsidiary or Affiliate of FNB.

Section 4.02 Capitalization.

(a) The entire authorized capital stock of FNB consists solely of 3,000,000 shares of common stock, par value $1.00 per share, of which 1,474,858 are issued and outstanding.  All of the issued and outstanding shares of FNB Stock have been duly authorized, are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable securities Laws, and none of such outstanding shares have been issued in violation of the preemptive rights of any Person.  Except as disclosed on Confidential Schedule 4.02, (i) none of the capital stock of FNB is subject to preemptive rights or any other similar rights; (ii) there are no outstanding options or other equity-based awards, warrants, scrip, rights to subscribe to, calls, agreements, arrangements or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of FNB, (iii) there are no contracts, commitments, understandings or arrangements by which FNB is or may become bound to issue additional shares of capital stock of FNB or options or other equity-based awards, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of FNB; (iv) there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, arrangements, commitments, documents or instruments evidencing indebtedness of FNB or by which FNB is bound, other than credit agreements or facilities entered into by FNB in the ordinary course of its business; (v) there are no outstanding securities or instruments, agreements, commitments, understandings or arrangements of FNB that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which FNB is or may become bound to sell, transfer, dispose, repurchase or redeem a security of FNB; and (vi) FNB does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.  Except as set forth on Confidential Schedule 4.02, there are no shareholder agreements, voting trusts or similar agreements relating to the FNB Stock to which FNB or SELLER is a party.  Except as set forth in Confidential Schedule 4.02, there are no restrictions applicable to the payment of dividends on the FNB Stock, except pursuant to applicable Laws, and all dividends declared prior to the date of this Agreement on the FNB Stock have been paid.  All of the issued and outstanding shares of the capital stock of FNB are owned of record and beneficially by SELLER free and clear of all Liens with respect thereto.

Section 4.03 Compliance with Laws, Permits and Instruments.  Except as set forth on Confidential Schedule 4.03, FNB (i) is in material compliance with all Laws of any Governmental Authority applicable to its businesses or operations; (ii) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by FNB under), nor has FNB received written notice of a claim that it is in default under or that it is in violation of, any material contract applicable to FNB or affecting its assets or properties (whether or not such default or violation has been waived); and (iii) is not in violation of any order of any Governmental Authority having jurisdiction over FNB or its properties or assets.

Section 4.04 Execution and Delivery; No Conflicts.

(a) SELLER has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required approvals of Governmental Authorities, to perform the transactions contemplated by this Agreement.  SELLER has taken all requisite corporate action necessary to authorize the execution, delivery and (provided that all required approvals of Governmental Authorities are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party.  This Agreement has been duly and validly executed and delivered to BUYER.  Assuming due authorization, execution and delivery by BUYER, this Agreement constitutes the legal, valid and binding obligation of SELLER, enforceable against it in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(b) Subject to the receipt of all required approvals of Governmental Authorities, FNB has all requisite corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement.  Upon its joinder as a party to this Agreement, FNB will have taken all requisite corporate action necessary to authorize the execution, delivery and (provided that all required approvals of Governmental Authorities are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party.  Upon FNB’s joinder as a party to this Agreement, this Agreement will have been duly and validly executed and delivered by FNB to BUYER.  Assuming due authorization, execution and delivery by BUYER, this Agreement constitutes the legal, valid and binding obligation of FNB, enforceable against it in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(c) Subject to the receipt of all required consents and approvals set forth in Confidential Schedule 4.08 and the expiration of related waiting periods and except as set forth in Confidential Schedule 4.04, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of SELLER or FNB; (ii) a violation of any Law applicable to SELLER, FNB or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of SELLER or FNB under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which SELLER or FNB is a party, or by which it or any of its properties, assets or business activities may be bound or affected.

Section 4.05 Financial Statements.

(a) SELLER has furnished to BUYER true and complete copies of the audited consolidated financial statements of SELLER as of and for the years ended December 31, 2009, 2010 and 2011, which include balance sheets and the related statements of income, statements of cash flows and changes in shareholders’ equity for each such period, and the unaudited consolidated balance sheet of SELLER as of September 30, 2012 and the related unaudited consolidated statement of income for the period then ended (collectively, the “Financial Statements”).  Except as set forth in Confidential Schedule 4.05, the Financial Statements (including the related notes) fairly present, in all material respects, the financial position of SELLER, on a consolidated basis, as of the respective dates thereof and the results of operations and changes in financial position of SELLER, on a consolidated basis, for the periods then ended, in conformity with GAAP, applied on a basis consistent with prior periods (subject, in the case of the unaudited financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the Financial Statements accurately and fairly reflect, in all material respects, the transactions of SELLER.  Except as set forth in Confidential Schedule 4.05, the Financial Statements do not contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b) SELLER has furnished BUYER with true and complete copies of the Reports of Condition and Income of FNB as of December 31, 2009, December 31, 2010, December 30, 2011 and September 30, 2012 (each, a “Call Report”).  Except as set forth in Confidential Schedule 4.05, each Call Report fairly presents, in all material respects, the financial position of FNB and the results of its operations at the date and for the period indicated in that Call Report in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities.  Except as set forth in Confidential Schedule 4.05, none of the Call Reports contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified therein.  FNB has calculated its allowance for loan losses in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations.  The allowance for loan losses account for FNB is, and as of the Closing Date will be, adequate in all material respects to provide for all loan losses, net of recoveries relating to loans previously charged off, on all outstanding loans of FNB.

Section 4.06 Undisclosed Liabilities. FNB has not incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments or liabilities under any tax sharing agreements between SELLER and FNB), that is not reflected in or disclosed in the Financial Statements or the Call Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the Financial Statements or the Call Reports, respectively or (b) as disclosed on Confidential Schedule 4.06.

Section 4.07 Litigation.  Except as set forth on Confidential Schedule 4.07, no Action is pending or, to the knowledge of SELLER, threatened against or affecting SELLER or FNB (and SELLER is not aware of any basis for any such Action) that, individually or in the aggregate, (A) is material to SELLER or FNB, (B) is reasonably likely to prevent or delay SELLER or FNB in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement, (C) adversely affects or challenges the legality, validity or enforceability of this Agreement or the transactions contemplated hereby.  Except as set forth in Confidential Schedule 4.07, neither FNB, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty.  Except as set forth in Confidential Schedule 4.07, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Authority against FNB or any executive officers or directors of FNB in their capacities as such.  Except as set forth in Confidential Schedule 4.07, the amounts in controversy in each claim disclosed on Confidential Schedule 4.07, and the costs and expenses of the defense thereof (including attorneys’ fees) are fully covered by insurance, subject to the deductibles and policy limits set forth on Confidential Schedule 4.07.

Section 4.08 Consents and Approvals.  Except as disclosed in Confidential Schedule 4.08, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of SELLER or FNB in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the completion by SELLER and FNB of the transactions contemplated hereby or thereby.

Section 4.09 Title to Assets; Real Property.  Confidential Schedule 4.09 sets forth a list of all existing deeds, leases and title insurance policies for all real property owned or leased by FNB, including all other real estate, and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which such property is subject, true and complete copies of which have been made available to BUYER.  Except as set forth in Confidential Schedule 4.09, FNB has good and marketable title to, or valid leasehold interest in, all of its assets and properties, and such assets and properties, other than assets and properties in which FNB has a leasehold interest, are owned free and clear of all Liens, except (A) as noted in the Financial Statements or the Call Reports or as set forth in the documents delivered to BUYER pursuant to this Section 4.09, (B) statutory liens not yet delinquent, (C) consensual landlord liens, (D) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (E) pledges of assets in the ordinary course of business to secure public funds deposits, and (F) those assets and properties disposed of for fair value in the ordinary course of business since the dates of the most recent Financial Statement or Call Report.  FNB has complied in all material respects with the terms of all leases to which it is a party, and (i) each such lease is in full force and effect; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default or event, occurrence, condition or act, which with the giving of notice, the lapse of time or both would become a default under such lease; and (iv) none of the transactions contemplated by this Agreement will constitute a default or a cause for termination or modification of such lease.  None of the owned or leased premises or properties of FNB is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by FNB.

Section 4.10 Absence of Certain Changes or Events.  Except as disclosed on Confidential Schedule 4.10, since December 31, 2011, FNB has conducted its business only in the ordinary course and has not:

(a) Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(b) Discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(c) Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(d) Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(e) Acquired any capital stock or other equity securities or acquired any ownership interest in any Entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(f) Mortgaged, pledged or subjected to Lien any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and properties disposed of for fair value since the date of the most recent Call Report;

(g) Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim other than in the ordinary course of business, or waived or released any right or claim of material value;

(h) Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Change;

(i) Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license or Intellectual Property or modified any existing rights with respect thereto;

(j) Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

(k) Except for improvements or betterments relating to Properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $10,000;

(l) Instituted, had instituted against it, settled or agreed to settle any Action before any Governmental Authority relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $10,000;

(m) Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(n) Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(o) Sold, disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(p) Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP;

(q) Sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities having an aggregate principal amount of $250,000 or more;

(r) Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $250,000; or

(s) Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (r) above.

Section 4.11 Leases, Contracts and Agreements.  Confidential Schedule 4.11 sets forth a complete listing, as of September 30, 2012, of all leases, subleases, licenses, contracts and agreements to which either SELLER or FNB is a party (the “Contracts”) that involve payments to or by SELLER or FNB of $25,000 or more during the term thereof.  True and correct copies of all such Contracts, and all amendments thereto, have been made available to BUYER.  For the purposes of this Agreement, the term “Contracts” does not include (i) loans made by, (ii) unfunded loan commitments of $25,000 or less made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) spot foreign exchange transactions of, (viii) bankers acceptances of, (ix) deposit liabilities of, FNB, or (x) investment securities owned by FNB.  Except as set forth in Confidential Schedule 4.11, no participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liability to FNB.  Each Contract to which FNB is a party is valid and binding on FNB and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to SELLER’s knowledge, is valid and binding on the other parties thereto.  FNB (and, to its knowledge, each other party thereto) has in all material respects performed all obligations required to be performed by it to date under each Contract.  To SELLER’s knowledge, no other party to the Contracts is in breach, violation or default of any such Contract, and no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default by any such other party to any such Contract.  No power of attorney or similar authorization given directly or indirectly by FNB is currently outstanding.

Section 4.12 Taxes.

(a) SELLER and FNB have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Federal, state, local or foreign governmental agencies.  All such Tax Returns were true, correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws.  All Taxes due and owing by SELLER or FNB (whether or not shown on any Tax Return) have been paid.  Neither SELLER nor FNB currently is the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where SELLER or FNB does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SELLER or FNB.

(b) SELLER and FNB have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) There is no material dispute or claim concerning any Tax liability of SELLER or FNB either (i) claimed or raised by any authority in writing, or (ii) as to which any director or officer (or employee responsible for Tax matters) of SELLER or FNB has knowledge based upon personal contact with any agent of such authority.  Within the past 3 years, the IRS has not challenged the interest deduction on any of SELLER’s debt on the basis that such debt constitutes equity for federal income tax purposes.

(d) Confidential Schedule 4.12(d) lists all federal, state, local, and foreign Tax Returns filed with respect to SELLER or FNB for taxable periods ended on or after December 31, 2008, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  True and complete copies of the Federal income Tax Returns of SELLER, as filed with the IRS for the years ended December 31, 2009, 2010, and 2011 have been delivered to BUYER.  Neither SELLER nor FNB has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither SELLER nor FNB has been a United States real property holding corporation within the meaning of the §897(c)(2) of the Internal Revenue Code of 1986, as amended (“Code”), during the applicable period specified in Code §897(c)(1)(A)(ii).  Neither SELLER nor FNB is a party to or bound by any tax allocation or sharing agreement, other than those to which only SELLER or FNB are parties.  Each of SELLER and FNB has disclosed on their Federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Code § 6662.

(f) Neither SELLER nor FNB (i) has been a member of a group filing a consolidated federal income tax return (other than a group the common parent of which was SELLER) or (ii) has any liability for the Taxes of any Person other than SELLER or FNB) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise.

(g) The unpaid Taxes of SELLER and FNB (i) did not exceed the provisions for current or deferred Taxes on the Financial Statements (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and (ii) will not exceed the provisions for current or deferred Taxes on the Financial Statements as of the Closing Date (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income).  Each of SELLER and FNB is in compliance with the requirements of FIN 48, and their Tax accrual work papers explain and support all amounts provided and positions taken by SELLER and FNB with respect to FIN 48.

(h) Neither SELLER nor FNB are required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or before the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local, or foreign Tax Law); (iv) installment sale or open transaction disposition made on or before the Closing Date; (v) prepaid amount received on or before the Closing Date; or (vi) election under Code §108(i).  Neither SELLER nor FNB is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision of Alabama Tax Law or Tax Laws issued by jurisdictions within the State of Alabama).

(i) Neither SELLER nor FNB has been a party to any “listed transaction” as such term is defined in Code § 6707A(c)(2) and Treasury Regulation § 1.6011-4(b)(2).  Each of SELLER and FNB have properly reported all “reportable transactions” as defined in Code § 6707A(c)(1) and Treasury Regulation § 1.6011-4(b) on its Federal income Tax Returns.

(j) Neither SELLER nor FNB has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

Section 4.13 Insurance.  Confidential Schedule 4.13 sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to SELLER and FNB.  All such policies (i) are sufficient for material compliance by SELLER and FNB with all requirements of Law and all agreements to which SELLER or FNB is a party, (ii) are valid, outstanding and enforceable according to their terms, except as may be limited by the Bankruptcy Exception, (iii) will not in any significant respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement, and (iv) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon.  Neither SELLER nor FNB is in default with respect to the provisions of any such policy and neither has failed to give any notice or present any claim thereunder in a due and timely fashion.  Each property of FNB is insured for amounts deemed adequate by FNB’s management against risks customarily insured against.  Except as set forth in Confidential Schedule 4.13, there have been no claims under any fidelity bonds of FNB within the last three (3) years, and SELLER has no knowledge of any facts that would form the basis of a claim under such bonds. Each material property of each of SELLER and FNB is insured for the benefit of SELLER and FNB, respectively, in amounts deemed adequate by management of SELLER and FNB, respectively, against risks customarily insured against.  Neither SELLER nor FNB has been refused any insurance with respect to its assets or operations, not has its insurance been limited by any insurance carrier to which SELLER or FNB has applied for insurance within the last two (2) years.

Section 4.14 No Material Adverse Change.  Except as set forth in Confidential Schedule 4.14, there has not been any Material Adverse Change since September 30, 2012, nor has any event or condition occurred that has resulted in, or has a reasonable possibility of resulting in the future, in a Material Adverse Change.

Section 4.15 Intellectual Property; Privacy.  FNB owns, possesses, licenses or has other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, brand names, trade names, copyrights, designs, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”), free and clear of all Liens and third party rights, necessary for the conduct of their respective businesses as currently conducted.  Except where such violations, misappropriations, infringements or unauthorized use would not be material to FNB, (i) there are no rights of third parties to any such Intellectual Property; (ii) there is no infringement, misappropriation or unauthorized use by third parties of any such Intellectual Property; (iii) there is no pending or threatened Action by any Person challenging FNB’s rights in or to any such Intellectual Property; (iv) there is no pending or threatened Action by any Person challenging the validity or scope of any such Intellectual Property; and (v) there is no pending or threatened Action by any Person that FNB infringes, misappropriates or otherwise violates any Intellectual Property of any other Person.  FNB complies in all material respects with all Laws with respect to the protection of personal privacy, personally identifiable information, sensitive personal information and any special categories of personal information regulated thereunder.

Section 4.16 Transactions with Certain Persons and Entities.  Except as disclosed in Confidential Schedule 4.16 and excluding deposit liabilities, (i) there are no outstanding amounts payable to or receivable from, or advances by FNB to, and FNB is not otherwise a creditor to, any director or executive officer of SELLER or FNB nor is FNB a debtor to any such Person other than as part of the normal and customary terms of such Person’s employment or service as a director for FNB, (ii) FNB does not use any asset owned by any shareholder or any present or former director or officer of SELLER or FNB, or any Affiliate thereof, in the operations (other than personal belongings of such officers and directors located in FNB’s premises, the removal of which would not result in a Material Adverse Change), nor do any of such persons own or have the right to use real property that is adjacent to property on which FNB’s facilities are located, and (iii) FNB is not a party to any other transaction or agreement with any director or executive officer of SELLER or FNB.

Section 4.17 Evidences of Indebtedness.

(a) Except as set forth on Confidential Schedule 4.17, all loans and leases that are reflected as assets of FNB (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (iii) to the extent secured, have been secured by valid Liens and security interests that have been perfected; (iv) are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against FNB or the present holder thereof; and (v) are enforceable in accordance with their respective terms, except as enforceability may be limited by the Bankruptcy Exception.  The credit files of FNB contain all material information (excluding general, local or national industry, economic or similar conditions) known to FNB that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of FNB (including loans that will be outstanding if any of them advances funds they are obligated to advance).  FNB has disclosed to BUYER all of the substandard, doubtful, loss, nonperforming or problem loans on its most recent internal watch list (not earlier than September 30, 2012) or that have been adversely classified by the OCC or the FDIC, a copy of which list has been provided to BUYER.

(b) FNB is not a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, (i) with any director, executive officer or ten percent shareholder of SELLER or FNB or any Person controlling, controlled by or under common control with any of the foregoing, except as specifically indicated in Confidential Schedule 4.17, or (ii) which is in material violation of any Law, regulation or rule of any Governmental Authority.

(c) The other real estate reflected on the Financial Statements and Call Reports are carried at the lower of cost or fair value, and adequate reserves have been established for possible subsequent valuation of adjustments.  Loans in which FNB has more exposure to the risk of ownership of the collateral than does the borrower are accounted for in the same manner as properties acquired through foreclosure.

(d) With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Authority, including the Small Business Administration, each of such loans was made in material compliance and conformity with all relevant Laws and procedures that such Governmental Authority’s guaranty of such loan is effective during the term of such loan in all material respects.

Section 4.18 Condition of Assets.  Except as set forth in Confidential Schedule 4.18, all tangible assets used by FNB are in good operating condition, ordinary wear and tear excepted, and conform in all material respects with all applicable ordinances, regulations, zoning and other Laws, whether Federal, state or local.  None of FNB’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 4.19 Environmental Compliance.

(a) To the best of its knowledge, information and belief, FNB, and its operations and Properties, are in compliance in all material respects with all Environmental Laws.  SELLER is not aware of, and neither FNB nor SELLER has received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent FNB’s compliance with all Environmental Laws.

(b) FNB has obtained all permits, licenses and authorizations that are required by it under all Environmental Laws.

(c) No Hazardous Materials exist on, about or within any of the Properties, nor have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties.  The use that FNB makes and intends to make of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

(d) There is no Action before any Governmental Authority pending or, to the knowledge of SELLER or FNB, threatened against FNB relating in any way to any Environmental Law.  FNB has no liability for remedial action under any Environmental Law.  FNB has not received any request for information by any Governmental Authority or other Person with respect to the condition, use or operation of any of the Properties nor has FNB received any notice of any kind from any Governmental Authority or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(e) Confidential Schedule 4.19(e) identifies all environmental reports, audits or assessments, or occupational health studies, that relate to properties or facilities now or formerly leased, owned or operated by FNB undertaken by governmental agencies or other parties, or by FNB, or by any of its lenders, agents, independent contractors or representatives.  SELLER has delivered to BUYER true and complete copies of each such document and each environmental license, certificate or permit.

Section 4.20 Regulatory Compliance.  All reports, records, registrations, statements, notices and other documents or information required to be filed by FNB with any Regulatory Authority, including the OCC and the FDIC, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.  Except as disclosed on Confidential Schedule 4.20, FNB (i) is not subject to any cease-and-desist or other similar order or enforcement action issued by, (ii) is not a party to any written agreement, consent agreement or memorandum of understanding with, (iii) is not a party to any commitment letter or similar undertaking to, (iv) is not subject to any capital directive by, and (v) has not adopted any board resolutions at the request of, any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has FNB been advised since January 1, 2012 by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.  Except as set forth in Confidential Schedule 4.20, FNB is in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and FNB has not received any notice from any Governmental Authority indicating that FNB is not in compliance in all material respects with any such Regulatory Agreement.

Section 4.21 Absence of Certain Business Practices.  Neither FNB nor any officer, employee or agent of FNB, or any other Person acting on their behalf, has, directly or indirectly, within the past ten (10) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of FNB (or assist FNB in connection with any actual or proposed transaction) that to any such Person’s knowledge (a) might subject FNB to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Change or (c) if not continued in the future might result in a Material Adverse Change or might subject FNB to suit or penalty in any private or governmental litigation or proceeding.

Section 4.22 Books and Records. The minute books, stock certificate books and stock transfer ledgers of FNB have been kept accurately in the ordinary course of business and are complete and correct in all material respects; the transactions entered therein represent bona fide transactions; and there have been no transactions involving the business of FNB that properly should have been set forth therein and that have not been accurately so set forth. The minute books, stock certificate books and stock transfer ledgers of FNB have been made available for inspection by BUYER.

Section 4.23 Forms of Instruments, Etc.  SELLER has made, and will make, available to BUYER copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by FNB in the ordinary course of its business.

Section 4.24 Fiduciary Responsibilities.  FNB has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable federal and state Law and regulation and common law.  Neither FNB, nor any director, officer or employee of FNB, in any material respect, committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

Section 4.25 Guaranties.  Except as set forth in Confidential Schedule 4.25 and except for items in the process of collection in the ordinary course of FNB’s business, none of the obligations or liabilities of FNB are guaranteed by any other Person, nor, except in the ordinary course of business, according to prudent business practices and in compliance with applicable Law, has FNB guaranteed the obligations or liabilities of any other Person.

Section 4.26 Employment Matters.  No strike, grievance, or labor dispute exists or, to the knowledge of SELLER, is threatened with respect to any of the employees of FNB.  FNB is not a party to any collective bargaining agreement or does not employ any member of a union that relates to such employee’s relationship with FNB and, to SELLER’s knowledge, there is no activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.  To SELLER’s knowledge, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of a third party, and the continued employment of each such executive officer does not subject FNB to any material liability with respect to any of the foregoing matters.  FNB is in compliance in all material respects with all U.S. federal, state, local and foreign Laws and regulations relating to employment and fair employment practices, immigration, terms and conditions of employment, compensation, benefits, employment discrimination and harassment, workers compensation, occupational safety and health, and wages and hours.  FNB is not a party to or otherwise bound by any consent decree with or citation by any Governmental Authority relating to employees or employment practices.  As of the date of this Agreement, no material employee has given notice to FNB of his or her intent to terminate his or her employment or service relationship with FNB.  FNB is in material compliance with all Laws concerning the classification of employees and independent contractors and have properly classified all such individuals for purposes of participation in employee benefit plans.

Section 4.27 Employee Benefit Plans.

(a) Set forth on Confidential Schedule 4.27 is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all “multi-employer plans” and “multiple employer” (as defined in ERISA and the Code), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) have been sponsored, maintained or contributed to by FNB, or with respect to which FNB has or has had any liability during the last 6 years, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any officer, director, independent contractor, employee, service provider, former officer or former employee of FNB, or the dependents, spouses or beneficiaries of any such Person, regardless of whether funded (the “Employee Plans”).  True, accurate and complete copies of the documents comprising each Employee Plan, including each trust, funding arrangements (including all annuity contracts, insurance contracts, and other funding instruments, summary plan descriptions and summaries of material modifications), the most current determination letter issued by the IRS, Form 5500 Annual Reports for the three most recent plan years, documents, records, policies, procedures or other materials related thereto, have been delivered to BUYER and are included and specifically identified in Confidential Schedule 4.27.  No unwritten amendment exists with respect to any Employee Plan.

(b) No Employee Plan is a defined benefit plan within the meaning of ERISA § 3(35) or is otherwise subject to ERISA Title IV, and neither SELLER nor FNB has ever sponsored or otherwise maintained such a plan or any plan subject to the minimum funding standards of Section 412 of the Code or Section 302 or ERISA.

(c) There have been no prohibited transactions (as defined in Code § 4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans that would subject FNB or any Employee Plan to any taxes, penalties, or other liabilities (including liability arising through indemnification).  Each Employee Plan that is represented to be qualified under Code § 401(a) has a favorable determination letter that covers all existing amendments at least up to and including GUST and has no obligation to adopt any amendments for which the remedial amendment period under Code § 401(b) has expired and SELLER is not aware of any circumstances likely to result in revocation of any such favorable determination letter.  Each such Employee Plan is so qualified and has been operated in compliance with applicable Law and its terms, any related trust is exempt from federal income tax under Code § 501(a) and no event has occurred that will or reasonably could result in the loss of such tax exemption or to liability for any tax under Code § 511.  Except as disclosed on Confidential Schedule 4.27, no Employee Plan holds any stock or other securities of FNB.  There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to SELLER’s knowledge, none are threatened.  FNB does not provide benefits to any employee or dependent of such employee after the employee terminates employment other than as disclosed in this Agreement or any schedule hereto or as required by Law.  No written or oral representations have been made to any employee or former employee of FNB promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA § 3(1)) for any period of time beyond the employee’s termination of employment with FNB (except to the extent of coverage required under Code § 4980B).  Compliance with FAS 106 would not create any material change to the Financial Statements.  The completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any employee, officer, former employee or former officer of SELLER or FNB except (i) as required in connection with qualified plan amendments required by tax Law changes, (ii) as contemplated by this Agreement, or (iii) except as identified on Confidential Schedule 4.27.  There are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against FNB, an Employee Plan, or any other Person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.

(d) No participant or beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan, and FNB has not misled any Person as to his or her rights under any Employee Plan or failed to disclose any information or provide any documents required to be disclosed or provided.  All obligations required to be performed by FNB under any Employee Plan have been performed in all material respects and FNB is not in default under or in violation of any provision of any Employee Plan.  To the knowledge of SELLER and FNB, no event has occurred that would constitute grounds for an enforcement action by any party against FNB under part 5 of Title I of ERISA under any Employee Plan.

(e) With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or in the past, by SELLER or FNB or any corporation or trade or business required to be treated as a single employer with SELLER or FNB under any of the rules contained in ERISA or Code § 414 (“Controlled Group Plans”):

(i) All Controlled Group Plans that are “group health plans” (as defined in Code § 5000(b)(1) and ERISA § 733(a)) have been operated up to the Closing in a manner so as to not subject FNB to any material liability under Code § 4980B or § 4980D;

(ii) There is no Controlled Group Plan that is a defined benefit plan (as defined in ERISA § 3(35)) or a plan subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, nor has there been in the last 6 years; and

(iii) There is no Controlled Group Plan that is a “multiple employer plan” or “multi employer plan” (as either such term is defined in ERISA), nor has there been in the last 6 years.

Each such Controlled Group Plan is included in the listing of Employee Plans on Confidential Schedule 4.27(a).

(f) Except as set forth on Confidential Schedule 4.27, all Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed.

(g) No Employee Plan is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA § 407(d)).

(h) Except as set forth on Confidential Schedule 4.27, neither SELLER nor FNB maintains any Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code §409A(d)(1) of the Code.

(i) FNB may withdraw at any time from any Employee Plan to which it contributes (but does not sponsor or maintain), including any such plan sponsored or maintained by SELLER, without incurring liability except for unpaid premiums or contributions due for the pay period that includes the date of withdrawal or termination.

Section 4.28 Obligations to Employees.  All accrued obligations and liabilities of and all payments by FNB, and all Employee Plans, whether arising by operation of Law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable Law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by FNB according to GAAP and applicable Law applied on a consistent basis and actuarial methods with respect to: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to by FNB for its current or former directors, officers, employees and agents.  All obligations and liabilities of FNB for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable Law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by FNB according to GAAP and generally accepted actuarial principles applied on a consistent basis.  All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in all material respects in the Financial Statements and the books, statements and records of FNB.

Section 4.29 Interest Rate Risk Management Instruments.  All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of FNB or for the account of a customer of FNB, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of FNB, enforceable according to their terms, subject to the Bankruptcy Exception.  FNB has duly performed in all material respects all of its obligations under such arrangements to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 4.30 Internal Controls.  SELLER and FNB maintain accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and Call Reports in accordance with GAAP (and RAP) and to maintain asset and liability accountability; (iii) access to FNB’s assets and incurrence of FNB’s liabilities are permitted only in accordance with management’s specific or general authorizations; (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference; and (v) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  None of FNB’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of SELLER, FNB or their accountants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the preceding sentence.  Neither SELLER nor FNB has been advised of any material deficiencies in the design or operation of internal controls over financial reporting which could reasonably be expected to adversely affect its ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management.  Since January 1, 2010, no material weakness in internal controls has been identified by SELLER’s auditors, and there have been no significant changes in internal controls that could reasonably be expected to materially and adversely affect internal controls.

Section 4.31 Mortgage Banking Business.

(a) FNB has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by FNB satisfied in all material respects, (A) all applicable federal, state and local Laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between FNB and any Agency, Loan Investor or Insurer, (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and

(b) No Agency, Loan Investor or Insurer has (A) claimed in writing that FNB has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by FNB to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of FNB or (C) indicated in writing to FNB that it has terminated or intends to terminate its relationship with FNB for poor performance, poor loan quality or concern with respect to FNB’s compliance with Laws.

(c) For purposes of this Section 4.31:  (A) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other Governmental Authority with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the FNB or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (B) “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by FNB or a security backed by or representing an interest in any such mortgage loan; and (C) “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by FNB, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

Section 4.32 Consumer Compliance Laws.  All loans of FNB have been made in material compliance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including Regulation Z (12 C.F.R. § 226 et seq.), the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.), and all statutes governing the operation of national banking associations.  Each loan on the books of FNB was made in the ordinary course of its business.

Section 4.33 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act.  FNB is in material compliance with Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and FNB has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, FNB has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS.  FNB has timely filed all Suspicious Activity Reports with the Financial Institutions - Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the Laws referenced in this Section.

Section 4.34 Loans Secured by SELLER Capital Stock.  No borrower of FNB was required to purchase capital stock of SELLER in order to obtain a loan or other form of credit from FNB.

Section 4.35 Application of Takeover Protections; Rights Agreements.  FNB has not adopted any stockholder rights plan or similar agreement, arrangement or understanding relating to accumulations of beneficial ownership of the FNB Stock or a change in control of FNB.  FNB and its Board of Directors have taken all action necessary to render inapplicable any control share acquisition, business combination, fair price, moratorium, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under applicable Law, the Constituent Documents of FNB, or any agreement, arrangement or understanding with any of FNB’s shareholders or any other Person that is or could become applicable to BUYER as a direct consequence of the transactions contemplated by this Agreement.

Section 4.36 Off Balance Sheet Arrangements.  FNB is not a party to any material agreement, commitment, transaction, arrangement or other relationship with any unconsolidated or other off balance sheet Entity.

Section 4.37 Change in Control.  Except as set forth on Confidential Schedule 4.37, neither the execution of this Agreement, nor the consummation of the Acquisition, will trigger any rights under any “change of control” provision in any agreement to which FNB is a party, including any employment, “change in control,” severance or other compensatory agreements and any benefit plan, which results in payments to the counterparty or the acceleration of vesting of benefits.  SELLER will terminate any agreements with employees for which FNB may have liability so that FNB will have no liability from and after the Closing Date, and SELLER will cause FNB to accrue any and all obligations with respect to the termination of such agreements prior to the Closing.

Section 4.38 Brokers.

 Except as set forth on Confidential Schedule 4.38, no Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon FNB, BUYER or The First for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of SELLER or FNB.

Section 4.39 Representations Not Misleading.  No representation or warranty by SELLER contained in this Agreement, nor any written statement, exhibit or Confidential Schedule furnished to BUYER by SELLER under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Authority having jurisdiction over SELLER or FNB or its properties of the facts and circumstances upon which they were based.  Except as disclosed herein, there is no matter that materially adversely affects SELLER or FNB or the ability of either party to perform the transactions contemplated by this Agreement that has not otherwise been disclosed herein.  No information material to the Acquisition, and that is necessary to make the representations and warranties herein contained not misleading, has been withheld by SELLER.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

BUYER makes the following representations and warranties to SELLER as of the date of this Agreement and as of the Closing Date:

Section 5.01 Organization and Qualification.  BUYER is a bank holding company registered under the Bank Holding Company Act of 1956, as amended.  BUYER is a corporation, duly organized, validly existing and in good standing under all Laws applicable to corporations located in the State of Mississippi.  BUYER has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, and to own, lease and operate its properties and assets as now owned, leased or operated.

Section 5.02 Execution and Delivery; No Conflicts.

(a) BUYER has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required approvals of Governmental Authorities, to perform the transactions contemplated by this Agreement.  BUYER has taken all requisite corporate action necessary to authorize the execution, delivery and (provided that all required approvals of Governmental Authorities are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party.  This Agreement has been duly and validly executed and delivered to SELLER.  Assuming due authorization, execution and delivery by SELLER, this Agreement constitutes the legal, valid and binding obligation of BUYER, enforceable against it in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(b) Subject to the receipt of all required consents and approvals of a Regulatory Authority and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of BUYER; (ii) a violation of any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BUYER or any of its respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of BUYER under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which BUYER is a party, or by which it or any of its properties, assets or business activities may be bound or affected.

Section 5.03 Litigation.  No suit, action, investigation or proceeding or governmental or regulatory investigation of any kind or nature is pending or, to the knowledge of BUYER, threatened against or affecting BUYER (and BUYER is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, (A) is reasonably likely to prevent or delay BUYER in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement, or (B) adversely affects or challenges the legality, validity or enforceability of this Agreement or the transactions contemplated hereby.

Section 5.04 Representations Not Misleading.  No representation or warranty by BUYER contained in this Agreement, nor any written statement, exhibit or Confidential Schedule furnished to SELLER by BUYER under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Authority having jurisdiction over BUYER or its properties of the facts and circumstances upon which they were based.

ARTICLE VI.

COVENANTS OF SELLER

Section 6.01 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, SELLER will use, and cause FNB to use, its commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and SELLER will and will cause FNB to cooperate fully with, and furnish information to, BUYER to that end.

Section 6.02 Information for Applications and Statements.  SELLER will and will cause FNB to promptly, but not later than 10 Business Days after receipt of a written request by BUYER, furnish to BUYER all information, data and documents concerning SELLER and FNB, including financial statements, required to be included in any application or statement to be made by BUYER to, or filed by BUYER with, any Governmental Authority in connection with the transactions contemplated by this Agreement, or in connection with any other transactions while this Agreement is pending, and SELLER represents and warrants that all information so furnished for such statements and applications will be true and correct in all material respects and will not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.  SELLER will and will cause FNB to otherwise fully cooperate with BUYER in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement.

Section 6.03 Required Acts.  To the extent not inconsistent with the Bankruptcy Code and subject to any Order or direction of the Bankruptcy Court, and except as prohibited by Law, between the date of this Agreement and the Closing, SELLER will cause FNB to:

(a) Operate only in the ordinary course of business and consistent with prudent banking practices;

(b) Except as required by prudent business practices, use all reasonable efforts to preserve its business organization intact and to retain its present customers, depositors and employees, and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

(c) Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as SELLER or FNB may in good faith reasonably dispute;

(d) Maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e) Timely file, subject to extensions, all reports required to be filed with governmental authorities and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings;

(f) Timely file, subject to extensions, all Tax Returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

(g) Withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the proper Tax receiving officers;

(h) Account for all transactions and prepare all Financial Statements and Call Reports in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

(i) Promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;

(j) Use good faith best efforts to comply or maintain compliance with any and all regulatory commitment letters, memoranda of understanding, cease and desist orders, written agreements or other formal or information administrative actions to which FNB is subject; and

(k) Pay (or establish adequate reserves for) all costs, expenses and other charges to be incurred by FNB in connection with the Acquisition, including all legal, accounting, consulting, investment banking and brokerage fees, before the Closing Date.

Section 6.04 Prohibited Acts.  Except with the consent of BUYER (which consent will not be unreasonably withheld), or as expressly required by this Agreement, or as prohibited by Law, to the extent not inconsistent with the Bankruptcy Code and subject to any Order or direction of the Bankruptcy Court, between the date of this Agreement and the Closing, SELLER will not, and will cause FNB not to:

(a) Take or fail to take any action that would cause the representations and warranties made in ARTICLE IV to be inaccurate at the time of the Closing or preclude SELLER from making such representations and warranties at the time of the Closing;

(b) Except as contemplated by this Agreement, merge into, consolidate with or sell its assets to any other Person, change FNB’s Constituent Documents, increase the number of shares of FNB Stock outstanding or increase the amount of FNB’s surplus (as calculated in accordance with the Call Report Instructions);

(c) Except in accordance with a Contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from FNB, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans or (ii) any deposit (in any amount) made by an officer, director or employee;

(d) Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(e) Issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(f) Accelerate the vesting of pension or other benefits in favor of employees of FNB;

(g) Acquire any capital stock or other equity securities or acquire any equity or ownership interest in any Entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(h) Mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;

(i) Sell, transfer, lease to others or otherwise dispose of any of its assets (except any sales of securities or sales of loans in the ordinary course of business consistent with past practices) or cancel or compromise any debt or claim, or waive or release any right or claim of a value in excess of $10,000;

(j) Make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal practices to FNB employees and officers;

(k) Enter into any employment or consulting contract or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

(l) Except for improvements or betterments relating to Properties, make any capital expenditures or capital additions or betterments in excess of an aggregate of $10,000;

(m) Hire or employ any Person as a replacement for an existing position with an annual salary equal to or greater than $30,000 or hire or employ any Person for any newly created position;

(n) Sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(o) Make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, or (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by SELLER’s independent auditors, or as required by any applicable Regulatory Authority;

(p) Reduce the amount of FNB’s allowance for loan losses except through charge offs (and subject to the obligations under Section 6.03(i)) or as required by any applicable Regulatory Authority;

(q) Sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AAA rating by at least one nationally recognized ratings agency;

(r) Make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $50,000, or such higher amount as may be mutually agreeable to the parties, but BUYER will be deemed to have given its consent under this Section 6.04(r) unless BUYER objects to such transaction no later than three (3) Business Days after actual receipt by BUYER of all information relating to the making, renewal or alteration of that loan;

(s) Make, commit to make any, renew, extend the maturity of, or alter any of the material terms of any loan to a borrower or to a known related interest of a borrower who is on FNB’s internal classified asset or watch list;

(t) Enter into any acquisitions or leases of real property, including new leases and lease extensions except for foreclosures in the ordinary course of business;

(u) Remove any loans from FNB’s watch list; or

(v) Enter into any agreement or make any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (u) above.

Section 6.05 Access; Pre-Closing Investigation.  Subject to the provisions of ARTICLE XI, SELLER will and will cause FNB to afford BUYER and its officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives full access, to the extent legally permissible, to the Properties, books, contracts, records (including, without limitation, Tax Returns and work papers of independent auditors) and personnel of FNB, permit BUYER to make such inspections (including with regard to such Properties physical inspection of the surface and subsurface thereof and any structure thereon) as it may require and furnish to BUYER, to the extent legally permissible, all such information concerning FNB and its affairs as BUYER may reasonably request.  SELLER will not be required to afford access to or disclose information that would jeopardize attorney-client privilege or contravene any binding arrangement with any third party.  The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.  BUYER will use its commercially reasonable efforts not to disrupt the normal business operations of FNB.  All inspections by BUYER under this provision will be at its expense. No investigation by BUYER of the business and affairs of FNB, under this Section 6.05 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to BUYER’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.06 Invitations to and Attendance at Directors’ and Committee Meetings.  SELLER will cause FNB to give notice to two (2) designees of BUYER and to invite those persons to attend all regular and special meetings of the Board of Directors of FNB and all regular and special meetings of any board or senior management committee of FNB.  However, FNB may exclude such invitees from any portion of any meeting (i) during which any aspect of the Acquisition or the Bankruptcy Case is discussed; (ii) as a result of which the invitee’s presence may constitute a breach of attorney-client privilege; or (iii) as otherwise prohibited by applicable Law.  In addition, SELLER will cause FNB to provide BUYER with copies of the minutes of all regular and special meetings of the Board of Directors of FNB and minutes of all regular and special meetings of any board or senior management committee of FNB held on or after the date of this Agreement (except portions of such minutes that are devoted to the discussion of this Agreement or the Bankruptcy Case that, upon the advice of legal counsel, are otherwise privileged) at the same time that those minutes are provided to directors or officers of FNB or otherwise upon the request of BUYER.

Section 6.07 Additional Financial Statements. SELLER will, or will cause FNB to, promptly furnish to BUYER (i) each additional Call Report filed by FNB after the date of this Agreement, as soon as such Call Report is available, and (ii) unaudited month-end financial statements of FNB, within ten (10) calendar days following the end of each calendar month after the date of this Agreement.

Section 6.08 Notification of Certain Matters.  SELLER will promptly notify BUYER in writing if it becomes aware of any fact or condition that (i) makes or shows to be untrue, in any material respect, any representation or warranty made by SELLER in, or any information or Confidential Schedules provided to BUYER under, this Agreement, (ii) would cause or constitute a breach of, or failure to comply with, any of the covenants or agreements of SELLER herein, or (iii) reasonably could be expected to give rise, individually or in the aggregate, to the failure of any closing condition set forth in ARTICLE IX.  No notice pursuant to this Section will affect any representation or warranty given by SELLER hereunder or any rights of BUYER under this Agreement.

Section 6.09 Litigation and Claims.  Unless otherwise prohibited by law, SELLER will promptly notify BUYER in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of such party, threatened against SELLER or FNB, or affecting any of its properties or assets, (i) that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by the parties or their respective Subsidiaries with respect hereto or thereto, (ii) that seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby, or (iii) if such litigation or potential litigation might, upon an unfavorable outcome, reasonably be expected to result in a Material Adverse Change.

Section 6.10 Consideration of Alternative Transactions.  From the date of this Agreement until the earlier of (i) the Closing Date and (ii) the valid termination of this Agreement pursuant to Section 10.01:

(i) SELLER will not, and will cause FNB not to, directly or indirectly, through its Representatives encourage, solicit or initiate discussions or negotiations with any Person (other than BUYER or its Representatives) concerning any Alternative Transaction.  Immediately upon receipt of any unsolicited Alternative Transaction, SELLER will communicate to BUYER the terms of any proposal or request for information and the identity of the parties involved.

(ii)  SELLER will not, and will cause FNB not to, directly or indirectly, through its Representatives entertain, discuss or negotiate with, or provide any information to, or cooperate with, any Person (other than BUYER or its Representatives) concerning any unsolicited Alternative Transaction, or enter into any letter of intent, agreement in principle, or other agreement constituting or related to, or which is intended to lead to, an Alternative Transaction, except if (A) SELLER determines in good faith (after consultation with outside counsel and its financial advisor) that the offered Alternative Transaction could be more favorable to SELLER than this Agreement and such offer has been made and has not been withdrawn and continues to be more favorable after taking into account all adjustments to the terms of this Agreement that may be offered by BUYER pursuant to this Section; (B) such offer has the same or better likelihood of receiving all necessary regulatory approvals as the Acquisition contemplated by this Agreement; (C) SELLER has given BUYER at least five (5) Business Days’ prior written notice of its intention to pursue or entertain such offer (which notice will specify the material terms and conditions of any such offer and the identity of the party making such offer) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the party making such offer; and (D) prior to pursuing such Alternative Transaction, SELLER has negotiated, and has caused its Representatives to negotiate, in good faith with BUYER during such notice period to the extent BUYER wishes to negotiate, to enable BUYER to revise the terms of this Agreement such that it would cause such offer to no longer constitute a more favorable offer.  In the event of any material change to the terms of such offer, SELLER will, in each case, be required to deliver to BUYER a new written notice, the notice period will have recommenced and SELLER will be required to comply with its obligations under this Section with respect to such new written notice, except that the deadline for such new written notice will be reduced to three (3) Business Days (rather than five (5) Business Days referenced above).  It will be a condition precedent to SELLER’s ability to enter into a definitive agreement with respect to the Alternative Transaction, and to consummate any such transaction, that such agreement makes appropriate provision for the Expense Reimbursement if requested by BUYER in accordance with Section 10.03(b).

Section 6.11 Consents and Approvals.  SELLER will, and will cause FNB to, use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 4.08.

Section 6.12 Benefit Plans.  SELLER agrees that any employee welfare benefit plan, as defined in ERISA §3(1) (each, a “Welfare Plan”), that is sponsored or maintained by SELLER or FNB may be terminated, modified or merged into BUYER’s Welfare Plans on or after the Closing Date, as determined by BUYER in its sole discretion, subject to compliance with applicable Law so long as any such action does not reduce any benefits to which a participant or beneficiary has already become entitled to thereunder.  SELLER will terminate any other Employee Plans for which FNB may have liability so that FNB will have no liability from and after the Closing Date, and SELLER will cause FNB to accrue any and all obligations with respect to the termination of such plans prior to the Closing.

Section 6.13 Tail D&O Policy.  On or prior to the Closing Date, SELLER will use its commercially reasonable efforts to obtain an extended reporting period (otherwise known as “tail coverage”) policy covering the directors and officers of FNB for a period of at least 2 years from the Closing Date, and the total premium for such policy will be paid or accrued prior to the Closing.

Section 6.14 SELLER’s Chapter 11 Bankruptcy Case.

(a) As soon as practicable following the execution of this Agreement, SELLER will file the Disclosure Statement and Plan in accordance with applicable provisions of the Bankruptcy Code and shall use its commercially reasonable efforts to promptly seek approval of the Disclosure Statement, confirmation of the Plan and entry of the Confirmation Order.

(b) In the event that the Confirmation Order is appealed, SELLER will use its commercially reasonable efforts to defend such appeal.

(c) SELLER will duly and properly give all notices required by Law in connection with the Bankruptcy Case to all known creditors and known parties in interest in the Bankruptcy Case, including any known parties holding consensual or nonconsensual Liens on assets, the lessors on any material leases, the employees of SELLER, and applicable taxing and Governmental Authorities.

Section 6.15 Joinder in Agreement.  As soon as practicable after the execution of this Agreement and the receipt of all requisite regulatory approvals, SELLER will cause FNB to become a party to this Agreement.  The parties agree that FNB will have no liability of any kind or nature, and will not be bound by any provision of this Agreement until such time as FNB joins as a party to this Agreement by execution of the joinder signature page of this Agreement.

Section 6.16 P&A Agreement.  As soon as practicable after the execution of this Agreement and the receipt of all requisite regulatory approvals, SELLER will cause FNB to duly authorize and enter into an agreement (“P&A Agreement”) to transfer substantially all of the assets and liabilities of FNB to The First, substantially in the form attached as Exhibit B, with such additional revisions as may be reasonably requested by BUYER, such transaction to be effective immediately following the consummation of the Acquisition.  Furthermore, SELLER will cause FNB to take, or FNB will take, all actions as may be reasonably requested by BUYER to facilitate the consummation of the P&A Agreement and the dissolution or liquidation of its national bank charter.  Alternatively, SELLER will cause FNB to duly authorize and enter into an agreement to merge FNB into The First.

Section 6.17                                401(k) Plan.  Prior to Closing, SELLER shall cause FNB to take all necessary action to terminate and cease all contributions to the FNB 401(k) Plan and related trusts of FNB.  SELLER shall cause FNB before the Closing to prepare an application prior to Closing to the IRS pursuant to IRS Form 5310, Application for Determination for Terminating Plan, requesting the determination of the tax-qualification of the 401(k) Plan upon termination.  Such application shall disclose that a complete distribution of the assets of the 401(k) Plan, including the elective deferrals of the participating employees, will be made upon the determination of the 401(k) Plan’s tax-qualification upon termination.  The distribution of the benefits of the 401(k) Plan shall be made to each 401(k) Plan participant consistent with applicable law as soon as administratively practicable after the issuance by the IRS of its determination of tax qualification of the 401(k) Plan upon termination.  To the extent such distributions have not been accomplished by FNB prior to the Closing, BUYER shall use commercially reasonable efforts to permit the complete distributions of all benefits to each 401(k) Plan participant as soon as administratively practicable after the issuance by the IRS of its determination of the tax qualification of the 401(k) Plan upon termination.  Prior to the Closing, SELLER shall cause FNB to have satisfied and discharged all of the outstanding or accrued obligations of FNB, of every kind of description, with respect to such 401(k) Plan, so that there shall be no outstanding or accrued liability or obligation with respect thereto.

ARTICLE VII.

COVENANTS OF BUYER

Section 7.01 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, BUYER will use its commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable.  BUYER will reasonably cooperate with SELLER in connection with the Bankruptcy Case and the filing of any pleadings, documents or other instruments with the Bankruptcy Court necessary or appropriate to facilitate the consummation of the transactions contemplated by this Agreement.  BUYER will furnish to the Bankruptcy Court, upon request, evidence that BUYER has the capacity to timely close the transactions contemplated by this Agreement.  In addition, BUYER will reasonably cooperate with SELLER in SELLER’s efforts to obtain the approval of the Disclosure Statement and Plan.

Section 7.02 Information for Applications and Statements.  BUYER will promptly furnish to SELLER all information concerning BUYER, including, but not limited to, financial statements, required for inclusion in any application or statement to be made by SELLER or FNB to or filed by SELLER or FNB with any Governmental Authority in connection with the transactions contemplated by this Agreement, or in connection with any unrelated transactions during the pendency of this Agreement, and BUYER represents and warrants that all information so furnished for such statements and applications will be true and correct in all material respects and will not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.  BUYER will otherwise fully cooperate with SELLER in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Notification of Certain Matters.  BUYER will promptly notify SELLER in writing if it becomes aware of any fact or condition that (i) makes or shows to be untrue any representation or warranty made by BUYER in, or any information or Confidential Schedules provided to SELLER under, this Agreement, (ii) would cause or constitute a breach of, or failure to comply with, any of the covenants or agreements of BUYER herein, or (iii) reasonably could be expected to give rise, individually or in the aggregate, to the failure of any closing condition set forth in ARTICLE VIII.  No notice pursuant to this Section will affect any representation or warranty given by BUYER hereunder or any rights of SELLER under this Agreement.

Section 7.04 Litigation and Claims.  BUYER will promptly notify SELLER in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of such party, threatened against BUYER or The First, or affecting any of its properties or assets, (i) that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by the parties or their respective Subsidiaries with respect hereto or thereto, or (ii) that seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 7.05 Regulatory and Other Approvals.  BUYER, at its own expense, will promptly, but in no event later than 10 days after the date SELLER provides BUYER with the information requested for the regulatory applications under Section 6.02, file or cause to be filed applications or waivers with respect to all regulatory approvals required to be obtained by BUYER in connection with this Agreement and the other agreements contemplated hereby.  BUYER will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time.

Section 7.06 Retention of Employees.  BUYER will provide a schedule to SELLER at Closing listing those employees of FNB that BUYER expects to retain as employees of The First following the Closing.

ARTICLE VIII.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER AND FNB

The obligations of SELLER to consummate the Acquisition are subject to the fulfillment or, to the extent permissible under applicable Law, the written waiver, which may be in whole or in part, of SELLER at or prior to the Closing of each of the following conditions:

Section 8.01 Representations and Warranties. The representations and warranties made by BUYER in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and at and as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties will be true as of such earlier date).

Section 8.02 Performance of Obligations.  BUYER will have, or will have caused to be, performed or observed in all material respects all agreements, terms, covenants and conditions required by this Agreement to be performed or observed by BUYER at or before the Closing

Section 8.03 Bankruptcy Court Approval.  The Bankruptcy Court will have entered the Confirmation Order, the Confirmation Order will have become a Final Order, and the Plan Effective Date will have occurred.

Section 8.04 Government and Other Approvals.  SELLER and FNB will have received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Authorities and other third parties, and all applicable waiting periods having expired, and those approvals and the transactions contemplated hereby will not have been contested or threatened to be contested by any Governmental Authority or by any other third party by formal proceedings.

Section 8.05 No Litigation.  No action will have been taken, and no statute, rule, regulation or order will have been promulgated, enacted, entered, enforced or deemed applicable to the Acquisition by any Federal, state or foreign government or governmental authority or by any court, including the entry of a preliminary or permanent injunction, that would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject FNB or any officer, director, shareholder or employee of FNB to criminal or civil liability.  Further, no action or proceeding before any Governmental Authority, by any Governmental Authority or by any other Person will have been threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

Section 8.06 Assignment of BP Claim.  BUYER shall deliver to SELLER a waiver and assignment on behalf of FNB, effective as of the Closing and substantially in the form of Exhibit C hereto, of all rights, entitlements, claims or emoluments FNB may have in that certain claim made by FNB and the SELLER relating to the Deepwater Horizon Oil spill in the Gulf of Mexico in 2010 (the “BP Claim”).  BUYER acknowledges that any recovery under the BP Claim shall belong solely to the SELLER.

ARTICLE IX.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

All obligations of BUYER under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by BUYER:

Section 9.01 Representations and Warranties. The representations and warranties made by SELLER and FNB in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and at and as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties will be true as of such earlier date).

Section 9.02 Performance of Obligations.  SELLER or FNB will have, or will have caused to be, performed or observed in all material respects all agreements, terms, covenants and conditions required by this Agreement to be performed or observed by SELLER at or before the Closing

Section 9.03 Bankruptcy Court Approval.  The Bankruptcy Court will have entered the Confirmation Order, the Confirmation Order will have become a Final Order, and the Plan Effective Date will have occurred.

Section 9.04 Government and Other Approvals.  BUYER will have received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Authorities and other third parties, and all applicable waiting periods having expired, and those approvals and the transactions contemplated hereby will not have been contested or threatened to be contested by any Governmental Authority or by any other third party by formal proceedings.

Section 9.05 No Litigation.  No action will have been taken, and no statute, rule, regulation or order will have been promulgated, enacted, entered, enforced or deemed applicable to the Acquisition by any Governmental Authority, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of BUYER, its Subsidiaries or FNB, (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (d) otherwise result in a Material Adverse Change or (e) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject BUYER or subject any officer, director, shareholder or employee of BUYER to criminal or civil liability.  Further, no action or proceeding before any court or governmental authority, by any government or governmental authority or by any other Person, being threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (e) above.

Section 9.06 Shareholders’ Equity Minimum.  The Shareholders’ Equity will be not less than the Shareholders’ Equity Minimum.

Section 9.07  Release of Branch Locations.  The Bank Branch Liens in the Branch Locations will have been released.

ARTICLE X.

TERMINATION

Section 10.01 Right of Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time before or at the Closing as follows, and in no other manner:

(a) By the mutual written consent of BUYER and SELLER;

(b) By either SELLER or BUYER (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close as set forth in this Agreement have not been met or waived by June 30, 2013;

(c) By either BUYER or SELLER if any of the transactions contemplated by this Agreement are disapproved by any Governmental Authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such order, decree, ruling or other action is final and nonappealable;

(d) By BUYER or SELLER, if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary approval by a Governmental Authority will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement;

(e) By BUYER, if SELLER fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure has not been cured within a 30 day period after notice from BUYER, or if any of the representations or warranties of SELLER contained herein or therein are inaccurate in any material respect;

(f) By SELLER, if BUYER fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure has not been cured within a 30 day period after notice from SELLER, or if any of the representations or warranties of BUYER contained herein or therein are inaccurate in any material respect;

(g) By BUYER or SELLER, if the Bankruptcy Court approves an Alternative Transaction;

(h) By BUYER, if it determines that any approval of a Governmental Authority required to consummate the transactions contemplated by this Agreement will not be obtained;

(i) By BUYER if the Bank Branch Liens in the Branch Locations are not released prior to Closing; or

(j) By BUYER, in accordance with Section 12.16.

Section 10.02 Notice of Termination.  The power of termination provided for by Section 10.01 may be exercised only by a notice given in writing, as provided in Section 12.07 of this Agreement.

Section 10.03 Effect of Termination.

(a) Subject to Section 10.03(b), and without limiting any other relief to which any party hereto may be entitled for breach of this Agreement, if this Agreement is terminated in accordance with Section 10.01 hereof, no party to this Agreement will have any further liability or obligation to any other party under this Agreement, except for (i) the obligations set forth in Section 10.03(b) hereof, and (ii) the confidentiality provisions of ARTICLE XI hereof, which will remain in effect indefinitely.

(b) If SELLER or FNB pursues and closes an Alternative Transaction, then SELLER will, contemporaneously with the closing of the Alternative Transaction, pay BUYER an Expense Reimbursement in an amount equal to $400,000, which amount will be in reimbursement of the expenses and costs BUYER and The First incurred in connection with the Acquisition and the Bankruptcy Case, including due diligence costs, legal, accounting, and consulting expenses and costs, and management time and expense (“Expense Reimbursement”).  If requested by BUYER, in lieu of providing for the direct payment by SELLER of the Expense Reimbursement, SELLER will include a provision in the definitive agreement with respect to the Alternative Transaction that directs the Person effecting the Alternative Transaction to make such Expense Reimbursement to BUYER as a condition to entering into such an Alternative Transaction.

ARTICLE XI.

CONFIDENTIAL INFORMATION

Section 11.01 Definition of “Recipient,” “Disclosing Party” and “Representative”.  For purposes of this ARTICLE XI, the term “Recipient” means the party receiving the Subject Information (as defined in Section 11.02) and the term “Disclosing Party” means the party furnishing the Subject Information.  The terms “Recipient” or “Disclosing Party”, as used herein, include: (a) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (b) any Person controlling, controlled by or under common control with the Recipient or the Disclosing Party, as the case may be.  The term “Representative” as used herein, includes all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of any of the foregoing.

Section 11.02 Definition of “Subject Information”.  For purposes of this ARTICLE XI, the term “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being nonpublic, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party, including the terms of this Agreement.  The term “Subject Information” does not include information that (a) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (b) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (c) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, provided that such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

Section 11.03 Confidentiality.  Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and the other agreements contemplated hereby and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; provided, however, that (a) any of such Subject Information may be disclosed to the Recipient’s Representatives (including, but not limited to, the Recipient’s accountants and attorneys) who need to know such information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives will be informed by the Recipient of the confidential nature of such information and that the Recipient will direct and cause such persons to treat such information confidentially); and (b) any disclosure of such Subject Information may be made to which the Disclosing Party consents in writing before any such disclosure by Recipient.

Section 11.04 Securities Law Concerns.  Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities Laws prohibit any Person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

Section 11.05 Return of Subject Information.  In the event of termination of this Agreement for any reason, the Recipient will promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information other than information contained in any application, notice or other document filed with any governmental agency and not returned to the Recipient by such governmental agency.  In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any governmental agency.

Section 11.06 Specific Performance/Injunctive Relief.  Each Recipient acknowledges that the Subject Information constitutes valuable, special and unique property of the Disclosing Party critical to its business and that any breach of ARTICLE XI of this Agreement by it will give rise to irreparable injury to the Disclosing Party that is not compensable in damages.  Accordingly, each Recipient agrees that the Disclosing Party will be entitled to obtain specific performance or injunctive relief against the breach or threatened breach of ARTICLE XI of this Agreement by the Recipient or its Representatives.  Each Recipient further agrees to waive, and use its reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies.  Such remedies are not the exclusive remedies for a breach of ARTICLE XI of this Agreement, but are in addition to all other remedies available at Law or in equity to the Disclosing Party.

ARTICLE XII.

MISCELLANEOUS

Section 12.01 Tax Elections.

(a) SELLER will join with BUYER in making an election under Code Section 338(h)(10) (and any corresponding elections under state, local or foreign Law) (collectively, a “Section 338(h)(10) Election”), in the manner prescribed under Code Section 338 and the Treasury Regulations thereunder, with respect to the purchase of the FNB Stock hereunder.  In connection with the Section 338(h)(10) Election, BUYER will prepare IRS Form 8023, or any successor or applicable state or local form on which the Section 338(h)(10) Election will be made, in advance of Closing.  SELLER’s and BUYER’s authorized officers will execute the Form 8023 at Closing, and SELLER and BUYER agree to jointly file timely the executed Form 8023, with BUYER assuming responsibility for the timely submission, via certified mail, return receipt requested, of IRS Form 8023 to the IRS.  SELLER and BUYER will provide each other party with evidence of such timely filing of the Form 8023.  SELLER and BUYER each agree to cooperate and take such steps as may be required to in connection with the filing of the Form 8023, or its equivalent, for any state or local income tax purposes.

(b) SELLER and BUYER agree that the purchase price will be allocated among the assets of FNB in accordance with Code Section 338 of the Code and the Treasury Regulations promulgated thereunder, based on the allocations prepared by BUYER.  SELLER and BUYER further agree to file the IRS Forms 8883 required to be filed by each of them consistently with the purchase price allocation determined pursuant to this provision, and to provide the other party with a copy of the filed IRS Form 8883.  If, at the time SELLER or BUYER are required to file IRS Form 8883, there remain unresolved issues relating to purchase price allocation, SELLER or BUYER may timely file IRS Form 8883 but will file a revised IRS Form 8883, with Part VI completed consistently with the purchase price allocation determined pursuant to this provision, upon resolution of any such issues and will provide the other party with a copy of the revised IRS Form 8883.  SELLER and BUYER will be bound by the allocations determined pursuant to this provision for purposes of determining any Taxes, and in the event that any such allocation is disputed by any taxing authority the party receiving notice of such dispute will promptly notify and consult with the other party hereto concerning resolution of such dispute.

(c) SELLER and BUYER will report the sale and acquisition, respectively, of the FNB Stock under this Agreement consistent with the Section 338(h)(10) Election, and no party will take any position (whether in audits, Tax Returns, any proceeding before any taxing authority or otherwise) that is inconsistent with such allocation as determined in accordance with this Section 12.01 unless required to do so by applicable Law.

(d) To the extent permissible by Law, BUYER will prepare and file or cause to be filed (i) any corrections, amendments or supplements to the IRS Form 8023 and (ii) any state or local forms or reports that are necessary or appropriate for purpose of complying with the requirements for making any Section 338(h)(10) Election under state or local Tax Laws, provided that BUYER will provide SELLER with four copies of such filing, three copies of which SELLER will cause the proper party to execute on behalf of the SELLER, if necessary, and return to BUYER on or prior to the thirtieth (30th) day after receipt to be executed by the proper party on behalf of BUYER, if necessary, and one copy of which BUYER will file with the IRS or the appropriate state or local taxing authority.

(e) Neither BUYER nor SELLER will take any action to modify any of the forms or reports (including any corrections, amendments or supplements thereto) that are required for the making of the Section 338(h)(10) Election after their execution or to modify or revoke any of the Section 338(h)(10) Election following the filing of the Form 8023 by BUYER or the Forms 8883 by BUYER or SELLER or any corresponding state or local provisions without the written consent of SELLER or BUYER, as the case may be, which consent may not be unreasonably withheld.

(f) SELLER will prepare or cause to be prepared and file or cause to be filed all Tax Returns, and pay all Taxes due with respect to such Tax Returns of FNB, which are or were due on or before the Closing Date.  SELLER also will prepare or cause to be prepared and file or cause to be filed all Tax Returns, and pay all Taxes due with respect to such Tax Returns of FNB for the taxable period that ends on the Closing Date, which return will be prepared in a manner consistent with the Section 338(h)(10) Election and as otherwise proscribed in this Section 8.01. BUYER will prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for FNB for all periods that begin after the Closing Date and that are due after the Closing Date.  SELLER will provide BUYER with a copy of all Tax Returns prepared for FNB that are for the period that ends on or with the Closing Date.

Section 12.02 Expenses.  Except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby will be borne and paid by the party incurring such expense.

Section 12.03 Entire Agreement.  This Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.  Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 12.04 Binding Effect; Assignment.  All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns.  Nothing expressed or referred to herein is intended or is to be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the parties that this Agreement, and the terms hereof are for the sole benefit of the parties to this Agreement and not for the benefit of any other Person.  No party to this Agreement will assign this Agreement, by operation of Law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section is void and of no effect.

Section 12.05 Further Cooperation.  The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 12.06 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

Section 12.07 Notices.  Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one Business Day after delivery to such courier service with and instructions for overnight delivery.  The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section.  All communications must be in writing and addressed as follows:

IF TO SELLER:

W. Wade Neth, Chief Executive Officer
First Baldwin Bancshares, Inc.
1207 North McKenzie Street
Foley, Alabama  36535
Telecopy: (251) 943-5757
Electronic mail:  wneth@firstbaldwin.com

WITH A COPY TO:

Michael D. Waters
Jones Walker
One Federal Place, Suite 1100
Birmingham, Alabama  35203
Telecopy:  (205) 244-5410
Electronic mail:  mwaters@joneswalker.com

IF TO BUYER:

Mr. Ray “Hoppy” Cole
Chief Executive Officer
The First Bancshares, Inc.
6480 Highway 98 West
Hattiesburg, Mississippi  39404
Telecopy:  (601) 450-0050
Electronic mail:  hcole@thefirstbank.com

WITH A COPY TO:

Jeff Prostok
Forshey Prostok LLC
777 Main Street, Suite 1290
Fort Worth, Texas  76102
Telecopy:  (817) 877-4151
Electronic mail:  jprostok@forsheyprostok.com

Section 12.08 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSISSIPPI, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.  EXCLUSIVE VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS AGREEMENT WILL LIE IN A COURT OF COMPETENT JURISDICTION IN HATTIESBURG, MISSISSIPPI.

Section 12.09 Multiple Counterparts.  For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement.  A facsimile or other electronic transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 12.10 Specific Performance.  Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached.  Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party may be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 12.11 Attorneys’ Fees and Costs.  If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 12.12 Public Disclosure. No party will issue any press release, written employee communication, written shareholder communication or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without first consulting with the other parties hereto nor will any party issue any such communication or make such public statement without the prior written consent of the other party, which will not be unreasonably withheld or delayed.  Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable under the circumstances) issue such communication or make such public statement as may be required by applicable Law or regulation.  The parties will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

Section 12.13 Extension; Waiver.  At any time before the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein.  Such action will be evidenced by a signed written notice given in the manner provided in Section 12.07.  No party to this Agreement will by any act (except by a written instrument given pursuant to Section 12.07) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof.  No failure to exercise, or any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.  Any party may unilaterally waive a right which is solely applicable to it.

Section 12.14 Survival of Representations, Warranties and Covenants.  Except as otherwise provided in this Agreement, the representations and warranties made by SELLER will terminate at the Closing Date.

Section 12.15 Amendments.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

Section 12.16 Delivery of Confidential Schedules.  In order to provide for the prompt execution of this Agreement, the parties hereto agree that, no later than 5:00 p.m., Central Standard Time, on the 10th Business Day following the date of this Agreement, SELLER will deliver or cause to be delivered to BUYER, full and complete disclosure schedules (“Confidential Schedules”) referred to as being attached to this Agreement, but which are not available on the date of this Agreement.  BUYER will have a period of five (5) Business Days to review the Confidential Schedules and to terminate the Agreement in its sole discretion if the contents of the Confidential Schedules are unsatisfactory in any material respect.

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, BUYER and SELLER have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

THE FIRST BANCSHARES, INC.

By:______________________________
Name:____________________________
Title:_____________________________

FIRST BALDWIN BANCSHARES, INC.

By:______________________________
Name:____________________________
Title:_____________________________

To be executed following the receipt by FNB of any and all required regulatory approvals:

JOINDER AGREEMENT

IN WITNESS WHEREOF, from and following the date set forth below, FNB hereby agrees to become a party to this Agreement for all purposes of the Agreement and will be entitled to all of the rights and benefits, and subject to all of the obligations and restrictions, of this Agreement as a named party.

FIRST NATIONAL BANK OF BALDWIN COUNTY By:_____________________________________ Name:___________________________________ Title:____________________________________

EXHIBITS

Exhibit A                                -           Mutual Release

Exhibit B                                -           Form of P&A Agreement

Exhibit C                                -           Waiver and Assignment

EXHIBIT A

MUTUAL RELEASE

THIS MUTUAL RELEASE (“Release”) dated the ____ day of ________________, 2013, is given by and among:  (i) the undersigned director or officer (“Director/Officer”) of First National Bank of Baldwin County, a national banking association (“Bank”); (ii) Bank; and (iii) The First Bancshares, Inc., a Mississippi corporation (“FBI”).

WHEREAS, First Baldwin Bancshares, Inc., an Alabama corporation (“Baldwin”), and FBI have entered into that certain Acquisition Agreement dated as of ________________, 2013 (the “Agreement”), pursuant to which FBI will purchase from Baldwin all of the outstanding capital stock of Bank (the “Stock Purchase”); and

WHEREAS, immediately following the consummation of the Stock Purchase, Bank will be merged with and into The First, A National Banking Association, a wholly owned subsidiary of FBI; and

WHEREAS, as a condition to consummation of the Stock Purchase that the undersigned is required to execute and deliver this Release to fully and finally evidence the mutual release of certain claims, obligations or disputes as described below, whether known or unknown, without admitting or denying any liability to any other party.

NOW, THEREFORE, in consideration of the promises contained herein and in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby agree as follows:

Section 1.  RELEASE BY DIRECTOR/OFFICER.  The Director/Officer, on his or her own behalf and on behalf of his or her heirs, executors, administrators, agents, successors and assigns (together with the Director/Officer, the “Director/Officer Releasors”), hereby irrevocably and unconditionally releases, waives and forever discharges FBI, Bank and their respective predecessors, subsidiaries and successors in interest, (each, a “Released Party” and collectively, the “Released Parties”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, known and unknown, in law or equity (each a “Claim” and collectively, the “Claims”) relating to, arising out of or in connection with FBI or Bank and their respective businesses and/or assets, including any Claims arising out of or resulting from the Director/Officer’s status, relationship, affiliation, rights, obligations and/or duties as a director, officer or employee of Bank for all periods through the time immediately prior to the effective time of the Stock Purchase; provided, however, that a Released Party shall not be released from any of its obligations or liabilities to the Director/Officer Releasors (i) in connection with: reimbursements for reasonable business expenses incurred through the effective time of the Stock Purchase, base salary accrued but unpaid for services rendered through the effective time of the Stock Purchase, or benefits payable on claims incurred prior to the effective time of the Stock Purchase under any employee welfare benefit plan subject to ERISA; (ii) in connection with any deposits or loans of the Director/Officer at Bank on the date hereof; (iii) in connection with Claims finally determined by a court of competent jurisdiction to be based upon the intentional misconduct of, or fraud by, the Released Party; or (iv) in connection with the maintenance of the directors and officers insurance policy or policies benefitting the Director/Officer that are in effect as the effective time of the Stock Purchase. Notwithstanding anything herein to the contrary, the Director/Officer Releasors do not release, waive, or discharge any Claims whatsoever against Baldwin.

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Section 2.  RESIGNATION BY DIRECTOR/OFFICER.  The Director/Officer hereby irrevocably and unconditionally resigns from all positions with Bank, including, but not limited to, as an officer, director, employee, agent or representative of Bank, each effective as of the effective time of the Stock Purchase.

Section 3.  RELEASE BY BANK.  Bank, on behalf of itself or any of its predecessors, subsidiaries or successors in interest, or any of their respective past, present or future officers, directors, affiliates, agents and representatives other than the Director/Officer, hereby irrevocably and unconditionally releases, waives and forever discharges the Director/Officer Releasors from any and all Claims relating to, arising out of or in connection with Bank’s businesses and/or assets, including any Claims arising out of or resulting from the Director/Officer’s status, relationship, affiliation, rights, obligations and/or duties as a director, officer or employee of Bank, for all periods through the time immediately prior to the effective time of the Stock Purchase; provided, however, that a Director/Officer Releasor shall not be released from any of its obligations or liabilities to Bank (i) in connection with any deposits or loans of the Director/Officer at Bank on the date hereof; or (ii) in connection with Claims finally determined by a court of competent jurisdiction to be based upon the intentional misconduct of, or fraud by, the Director/Officer. Notwithstanding anything herein to the contrary, Baldwin does not release, waive, or discharge any Claims whatsoever against the Director/Officer Releasors.

Section 4.  RELEASE BY FBI.  FBI, on behalf of itself or any of its predecessors, subsidiaries, parents or successors in interest, or any of their respective past, present or future officers, directors, affiliates, agents and representatives other than the Director/Officer, hereby irrevocably and unconditionally releases, waives and forever discharges the Director/Officer Releasors from any and all Claims relating to, arising out of or in connection with FBI’s businesses and/or assets, including any Claims arising out of or resulting from the Director/Officer’s status, relationship, affiliation, rights, obligations and/or duties as a director, officer or employee of Bank, for all periods through the time immediately prior to the effective time of the Stock Purchase; provided, however, that a Director/Officer Releasor shall not be released from any of its obligations or liabilities to FBI (i) in connection with any deposits or loans of the Director/Officer at Bank on the date hereof; or (ii) in connection with Claims finally determined by a court of competent jurisdiction to be based upon the intentional misconduct of, or fraud by, the Director/Officer.

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Section 5.  NON-ADMISSION OF LIABILITY.  The execution of this Release does not entail, and shall not be construed as, an admission of liability or obligation by any party, except for the duties created by this Release itself.

Section 6.  SUCCESSORS.  This Release shall be binding upon the Director/Officer Releasors, Bank, FBI, and their respective successors and assigns.

Section 7.  GOVERNING LAW.  This Release shall be governed by and construed in accordance with the laws of Mississippi, without giving effect to any principles of conflicts of law.

Section 8.  MODIFICATION.  This Release may be modified only by written instrument executed by the parties hereto.

Section 9.  SURVIVAL AND TERMINATION.  This Release shall be effective upon and shall survive the consummation of the Stock Purchase. If the Agreement is terminated other than as a result of the consummation of the Stock Purchase, this Release shall automatically be terminated.

Section 10.  COUNTERPARTS.  This Release may be executed in facsimile form and/or in two or more counterparts, each of which shall for all purposes constitute an original, but all of which together constitute one and the same instrument.

Section 11.  UNDERSTANDING OF THE PARTIES.  The undersigned hereby acknowledge that this Release has been completely read, fully understood, and voluntarily accepted, and that this Release sets forth the entire agreement of the parties with respect to the matters referred to herein.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, the undersigned parties have executed this Release as of the date first above written.

DIRECTOR/OFFICER

____________________________________
Print Name:__________________________

FIRST NATIONAL BANK OF BALDWIN COUNTY

By:_________________________________
Print Name:__________________________
Title: _______________________________

THE FIRST BANCSHARES, INC.

By:_________________________________
Print Name:__________________________
Title: _______________________________

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EXHIBIT B

PURCHASE AND ASSUMPTION AGREEMENT

This PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of January ____, 2013, by and between THE FIRST, A NATIONAL BANKING ASSOCIATION, a national banking association with its principal offices in Hattiesburg, Mississippi (“The First”) and FIRST NATIONAL BANK OF BALDWIN COUNTY, a national banking association with its principal offices in Foley, Alabama (“FNB”).

RECITALS

WHEREAS, The First Bancshares, Inc. (“Buyer”), the parent bank holding company of The First, has entered into an agreement (“Acquisition Agreement”) to acquire all of the issued and outstanding stock of FNB from First Baldwin Bancshares, Inc. in a transaction (“Stock Purchase”) to be effectuated in accordance with an order of the United States Bankruptcy Court for the Southern District of Alabama;

WHEREAS, immediately following the acquisition of FNB stock by Buyer, The First and FNB desire to consummate a transaction whereby The First would purchase substantially all of the assets of FNB, and assume substantially all of the liabilities of FNB (“Purchase Transaction”), which Purchase Transaction would be subject to the approval of the Office of the Comptroller of the Currency (“OCC”);

WHEREAS, the board of directors of FNB have determined that given the financial condition of FNB, the need for additional capital and the importance of maintaining FNB as a viable entity, it is in the best interests of FNB and its depositors that the Purchase Transaction, including the Bankruptcy Case as defined in the Acquisition Agreement, be consummated; and

WHEREAS, the parties desire to enter into this Agreement for the purposes specified herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the undersigned parties agree as follows:

ARTICLE I.

ACQUISITION OF ASSETS; ASSUMPTION OF LIABILITIES

Section 1.01 Purchased Assets.  On the terms and subject to the conditions contained in this Agreement, as of the Effective Time (as defined herein), and in full consideration for the assumption of the Assumed Liabilities hereunder, The First will acquire and accept from FNB, and FNB will sell, transfer, assign, convey and deliver (or will cause such actions) to The First, good and marketable (indefeasible with respect to the Owned Real Property) title, free and clear of all Liens, except as otherwise expressly provided in this Agreement, to the assets described below (“Purchased Assets”):

(a) All cash on hand at FNB as of the Effective Time, including vault cash, petty cash, ATM cash, if any, and tellers’ cash;

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(b) All real property interests, including all improvements thereon, all fixtures and other property affixed thereto, and all rights, servitudes, easements and parking rights appurtenant thereto relating to or associated with the Purchased Offices and legally described on Confidential Schedule 2.01(b) (“Owned Real Property”);

(c) All leasehold interests, including all improvements thereon, all fixtures and other property affixed thereto, and all rights, servitudes, easements and parking rights appurtenant thereto relating to or associated with the Purchased Offices and legally described on Confidential Schedule 2.01(c) (“Leased Real Property”);

(d) All personal property owned by FNB and located at the Purchased Offices as of the Closing Date, including without limitation, all furniture, office equipment, vault, machinery, fixtures, signage poles, leasehold improvements (if any), security devices and systems and other similar items.

(e) All inventories and supplies on hand at FNB as of the Closing Date;

(f) All contracts, leases and other agreements related to the operation of the Purchased Offices, each of which is listed on Confidential Schedule 2.01(f), including all claims or causes of action with respect to such contracts (“Purchased Contracts”);

(g) All loans owned by FNB as of the Closing Date, including overdraft protection loans or lines of credit relating to Deposits (“Overdraft Protection Loans“), together with any and all related promissory notes, Liens, mortgages, deeds of trust, instruments, documentation, collateral, security, guarantees, documents, security and pledge agreements, insurance policies, financing statements, participation agreements, intercreditor agreements and other rights and interests, including servicing rights, related to or pledged with respect to such loans (including the Overdraft Protection Loans, the “Loans“), including all balances relating to the Loans for which an escrow or similar account is maintained under the terms of such Loans.

(h) Any overdrafts associated with the Deposits;

(i) All of FNB’s right, title and interest in and to the automated teller machines located at the Purchased Offices;

(j) All investment securities held of record or beneficially by FNB, including any and all equity interests set forth on Confidential Schedule 2.01(j);

(k) All records and documents related to the Purchased Assets transferred or Assumed Liabilities assumed by The First including, but not limited to, all papers, data, financial and accounting records, microfiche, microfilm and computer records (including but not limited to, magnetic tape, disc storage, card forms and printed copy), generated or maintained by FNB relating to the Purchased Assets and Assumed Liabilities and all licenses, permits and authorizations required by applicable law to operate and, to the extent applicable, own the Purchased Assets (“Records”);

(l) All safe deposit contracts and leases for safe deposit boxes located in the Purchased Offices (“Safe Deposit Contracts”);

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(m) All intellectual property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all jurisdictions that are related to the Purchased Assets or Assumed Liabilities;

(n) All repossessed assets or other property acquired by FNB through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or related matters;

(o) All other real estate related or attributable to FNB;

(p) All loans charged off on the books of FNB;

(q) All of FNB’s life insurance policies;

(r) All rights of FNB under or pursuant to all express or implied warranties, representations and guarantees made by suppliers, manufacturers and contractors for the benefit of FNB with respect to any Purchased Assets or Assumed Liabilities; and

(s) All third party property and casualty insurance proceeds, and all rights to third party property and casualty insurance proceeds, in each case to the extent received or receivable after the Closing Date in respect of the Purchased Assets.

The First will succeed to all rights, title, benefits and interests of FNB in and to the Purchased Assets as of the Effective Time and will be entitled to receive all benefits therefrom as if The First had itself acquired such assets as of the Effective Time.

Section 1.02 Excluded Assets.  The Purchased Assets will not include any assets, tangible or intangible, of FNB not expressly purchased by The First under this Agreement, including, but not limited to:

(a) Charter #_______ issued by the OCC and the corresponding authorization to conduct business as a national banking association;

(b) Any and all rights to and in the name “First National Bank of Baldwin County” and any of FNB’s corporate logos, trademarks or tradenames;

(c) Any and all of FNB’s rights under this Agreement;

(d) Any and all Employee Plans and all assets held with respect to all Employee Plans;

(e) Any other assets (of any kind or nature) of FNB not expressly acquired by The First under this Agreement.

Section 1.03 Assumed Liabilities.  On the terms and subject to the conditions contained in this Agreement, as of the Effective Time, FNB will assign to The First, and The First will assume the liabilities and obligations of FNB to be discharged, performed, satisfied or paid after the Effective Time with respect to the following (“Assumed Liabilities”):

(a) all liabilities, duties and obligations of FNB with respect to the Leased Real Property;

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(b) all liabilities, duties and obligations of FNB under the Purchased Contracts;

(c) all liabilities, duties and obligations of FNB under the loan documents related to the Loans;

(d) all Deposits attributable to FNB as of the Effective Time, whether represented by collected or uncollected funds, together with including all accrued interest relating thereto and all duties and obligations of FNB associated therewith, including, but not limited to, the agreement with customers associated with such deposits (“Assumed Deposit Liabilities”); provided however that the Assumed Deposit Liabilities will not include any deposit account that cannot be assumed by The First because of a legal impediment;

(e) all liabilities, duties and obligations of FNB arising or to be performed after the Effective Time under cashier checks, letters of credit, money orders, interest checks and expense checks, consignments of U.S. Government “E” and “EE” bonds and any and all traveler’s checks issued by FNB;

(f) all liabilities, duties and obligations of FNB arising or to be performed after the Effective Time under the Safe Deposit Contracts; and

(g) ad valorem taxes applicable to any of the Purchased Assets.

The First will succeed to and assume all Assumed Liabilities as of the Effective Time, and will be liable from then and thereafter to pay, discharge and perform all of the Assumed Liabilities as if The First had itself incurred such obligations and liabilities as of the Effective Time, and The First will succeed to all rights, offsets and defenses of FNB in connection therewith.  The parties understand and agree that FNB will have no obligation to make payments due after the Effective Time with respect to any Purchased Contract for services after the Effective Time, but will be obligated to make payments under any Purchased Contract for services prior to and on the Effective Time.

Section 1.04 Excluded Liabilities.  FNB will retain all liabilities or obligations not identified specifically herein and expressly assumed by The First under Section 1.03, including, without limitation, liabilities or obligations:

(a) under this Agreement;

(b) with respect to any employment agreements with employees of FNB;

(c) with respect to any litigation, suits, claims, demands or governmental proceedings asserted by third parties against FNB and arising, commenced or resulting from the operations of FNB before the Effective Time; and

(d) under the Employee Plans.

Section 1.05 Assumed Deposit Liabilities.

(a) The First agrees to pay in accordance with Law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to The First by mail, over the counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by FNB or The First, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of FNB with respect to the balances due and owing to the depositors whose accounts are assumed by The First.

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(b) In a form and on a date mutually agreeable to The First and FNB, the First will notify the depositors of assumed deposit accounts, on or before the Effective Time of The First’s assumption of Assumed Deposit Liabilities.  In addition, FNB will notify its affected customers by letter of the pending assignment of the Assumed Deposit Liabilities to The First, in a form and mailed on a date mutually agreeable to FNB and The First.

(c) FNB will render a final statement to each depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time; provided however that FNB will not be obligated to render a final statement on any account not ordinarily receiving periodic statements in the ordinary course of FNB’s business.

(d) The parties will take appropriate action to ensure the notification of all Automated Clearing House (“ACH”) originators of the transfers and assumptions made under this Agreement.

Section 1.06 Purchased Loans.

(a) In the sole discretion of The First, to the extent permitted by Law, the transfer of the Loans (as well as any security interest related thereto) may be effected by means of a blanket (collective) assignment, rather than a series of individual assignments.  The First will notify FNB not less than seven (7) calendar days prior to the Closing of any case in which filing information relating to any collateral for the Loans will be required for preparation of any assignments of Liens.

(b) The parties agree that The First will become the beneficiary of credit life insurance written on direct consumer installment Loans and debt cancellation and disability coverage agreements written on any Loans.  If The First becomes the beneficiary of credit life insurance or debt cancellation and disability coverage written on any Loans, the parties agree to cooperate in good faith to develop a mutually satisfactory method by which the current insurer will make rebate payments to and satisfy claims of the holders of such certificates of insurance after the Effective Time.  The parties’ obligations in this section are subject to any restrictions contained in existing insurance contracts as well as applicable laws and regulations.

(c) In connection with the transfer of any Loans requiring notice to the borrower, the parties agree to comply with all notice and reporting requirements of the loan documents or any applicable Law.  Any notices provided to borrowers will be in a form and provided on a date mutually agreeable to The First and FNB.

Section 1.07 Employee Matters.

(a) The First may offer employment to the employees employed by FNB immediately prior to the Effective Time (“Employees”), in each case with benefits generally equivalent to benefits offered by The First to similarly situated employees of The First.  The First will not and hereby does not assume any employment contract associated with the Employees.  Upon request of The First, FNB will assist The First’s solicitation of the Employees to accept employment with The First.  Without limiting the foregoing, FNB will permit The First to contact and solicit the Employees promptly after the date of this Agreement and will cooperate with The First to establish procedures for The First to interview the Employees and to provide The First with appropriate information relating to the Employees (including, upon receipt of written consent from an Employee, a copy of each such Employee’s most recent performance review).  Any solicitation of Employees shall be carried out in a manner that is not disruptive to the business of FNB.

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(b) All wages and salaries, workers’ compensation payments, accrued and unused vacation pay and social security and unemployment taxes of employees at FNB (including the Employees) will be paid by FNB for the period before and including the Closing Date.  The First (i) will have no liability to any current or former employees of FNB for any accrued wages, sick leave, vacation time, pension obligations or any other employee benefits accrued as employees of FNB, and (ii) will not assume obligations under any Employee Plan sponsored, maintained or contributed to by FNB or any other obligations (including, without limitation, health continuation coverage, severance obligations, fringe benefit or deferred compensation arrangements, bonus plans, incentive programs, or retiree medical coverage) to the employees or former employees at FNB.  FNB will be solely responsible for fulfilling and resolving any disputes concerning its liabilities or obligations (including, without limitation, health continuation coverage, bonus, incentive, severance obligations, fringe benefit or deferred compensation arrangements, bonus plans, incentive programs, or retiree medical coverage) to the employees at FNB under any such Employee Plan or with regard to any similar plans, programs, or arrangements.  The First will not be obligated to provide any COBRA benefits to any current or former employee (or any beneficiary thereof) of FNB with respect to FNB’s employment of any such person on or prior to the Closing Date.

(c) Nothing contained herein will (i) confer upon any former, current or future employee of FNB or any legal representative or beneficiary thereof any rights or remedies, including, without limitation, any right to continued employment for any specified period, or (ii) cause the employment status of any former, present or future employee of The First to be other than terminable at will.

(d) Before the Closing Date, the parties will cooperate in order to permit The First to train Employees who choose to accept employment with The First, and FNB will, as scheduled by The First for reasonable periods of time and subject to FNB’s reasonable approval, excuse such Employees from their duties at FNB for the purpose of training and orientation by The First.

Section 1.08 Certain Transitional Matters.

(a) Holds, stop payments and special instructions that have been placed on or with respect to the Assumed Liabilities will be continued by The First under the same terms.  In order for The First to comply with the foregoing, FNB will deliver to The First a complete and accurate list and a tape or electronic file (which such tape or data file may be a part of the conversion data file provided by FNB to The First) in a format acceptable to The First of any such holds, stop payments and special instructions at the Closing and as of the Closing Date.

(b) The parties will take appropriate steps, prior to the Closing and at the direction of The First, to ensure that all transactions related to debit and credit cards, ATM transactions, ACH transactions, other electronic transfers and related items are transitioned to The First.

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ARTICLE II.

THE CLOSING AND THE CLOSING DATE

Section 2.01 Time and Place of the Closing and Closing Date.  The closing (“Closing”) and the closing date (“Closing Date”) will occur at the same time and place, and on the same date, as the closing of the Stock Purchase.  This Agreement will become effective immediately following the effectiveness of the Stock Purchase.

Section 2.02 Actions to be Taken at the Closing by FNB.  At the Closing, FNB will execute and acknowledge, or cause to be executed and acknowledged (as appropriate), and deliver to The First such items, documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to The First’s obligations to close hereunder):

(a) Evidence reasonably satisfactory to The First that all consents and approvals required to be obtained by FNB from third parties to complete the transactions contemplated by this Agreement have been obtained and are in full force and effect;

(b) Physical delivery to The First of the Purchased Assets that are capable of physical delivery, including, without limitation, all records, documents, data and files of FNB relating to the Purchased Assets and Assumed Liabilities and keys and combinations to the Purchased Office premises;

(c) All such endorsements, assignments, bills of sale (with special warranty of title), special warranty deeds, limited powers of attorney and other instruments of conveyance, assignment and transfer as will reasonably be necessary or advisable to consummate the sale, assignment and transfer of the Purchased Assets to The First, in form and substance reasonably satisfactory to counsel for The First;

(d) All such affidavits reasonably required by The First’s title insurance company to enable FNB to deliver title to the Owned Real Property;

(e) All title insurance policies in the face aggregate amount equal to the fair market value of the Owned Real Property, issued by a title insurance company reasonably acceptable to The First insuring The First’s ownership of the Owned Real Property, at FNB’s expense;

(f) Possession of the Owned Real Property in the condition existing on the date hereof, reasonable wear and tear excepted;

(g) A non-foreign person affidavit pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (“Code”); and

(h) All other documents, certificates and instruments required to be delivered to The First by FNB under this Agreement or as are reasonably requested by The First or its counsel.

ARTICLE III.

TERMINATION

Section 3.01 Right of Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time before or at the Closing as follows, and in no other manner:

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(a) By the mutual written consent of The First and FNB; or

(b) By either The First or FNB if any of the transactions contemplated by this Agreement are disapproved by any Governmental Authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such order, decree, ruling or other action is final and nonappealable.

Section 3.02 Automatic Termination.  This Agreement will terminate automatically, without any further action on the part of either party, upon the termination of the Acquisition Agreement in accordance with its terms.

Section 3.03 Notice of Termination.  The power of termination provided for by Section 3.01 may be exercised only by a notice given in writing, as provided in Section 4.05 of this Agreement.

Section 3.04 Effect of Termination.   Without limiting any other relief to which any party hereto may be entitled for breach of this Agreement, if this Agreement is terminated in accordance with Section 3.01 or Section 3.02 hereof, no party to this Agreement will have any further liability or obligation to any other party under this Agreement.

ARTICLE IV.

MISCELLANEOUS

Section 4.01 Expenses.  All expenses incurred in connection with this Agreement will be borne and paid by the party incurring such expense.

Section 4.02 Entire Agreement.  This Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing represent the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties.

Section 4.03 Binding Effect; Assignment.  All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns.  Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the parties that this Agreement, and the terms hereof are for the sole benefit of the parties to this Agreement and not for the benefit of any other person.  No party will assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties; provided however that The First may assign its rights and obligations under this Agreement without the consent of FNB.  Any assignment made or attempted in violation of this Section is void and of no effect.

Section 4.04 Notices.  Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement will be delivered in accordance with the notice provisions contained in the Acquisition Agreement.

Section 4.05 GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSISSIPPI, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.

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Section 4.06 Multiple Counterparts.  For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto will be deemed to be one and the same Agreement.  A facsimile or other electronic transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 4.07 Public Disclosure.  Except as required by Law, no party will issue any press release, written employee communication, written shareholder communication or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

Section 4.08 Extension; Waiver.  The parties may extend the time for the performance of any of the obligations or other acts of the other parties hereto, or waive compliance with any of the agreements or conditions contained herein.  Such action will be evidenced by a signed written notice given in the manner provided in Section 4.05.

Section 4.09 Amendments.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

Section 4.10 Certain Definitions.

  In this Agreement, except as the context may otherwise require, the following terms will have the meanings set forth below:

“Deposits” mean a “deposit” as that term is defined in 12 U.S.C. §1813(l).

“Employee Plans” means all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all “multi-employer plans” and “multiple employer” (as defined in ERISA and the Code), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) have been sponsored, maintained or contributed to by FNB, or with respect to which FNB has or has had any liability during the last 6 years, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any officer, director, independent contractor, employee, service provider, former officer or former employee of FNB, or the dependents, spouses or beneficiaries of any such person, regardless of whether funded.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“Law” means any federal, state, local or foreign statute, ordinance, law, rule, regulation, order, judgment, decree, agency requirement or legal requirement (including federal and state securities laws).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claims, lien or encumbrance.

“Purchased Offices” means the main office and each of the branch offices of FNB in operation immediately prior to the Closing.

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“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Section 4.11 Interpretation. The table of contents and headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.  No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, which action or omission would violate applicable Law.  The term “person” is to be interpreted broadly to include any natural individual or any entity.

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IN WITNESS WHEREOF, The First and FNB have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

THE FIRST, A NATIONAL BANKING ASSOCIATION

By:_________________________________________
Ray “Hoppy” Cole
Chief Executive Officer

FIRST NATIONAL BANK OF BALDWIN COUNTY

By:_________________________________________
Name:______________________________________
Title:_______________________________________

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EXHIBIT C

WAIVER AND ASSIGNMENT

This Waiver and Assignment is entered into as of ______________, 2013 by and between The First Bancshares, Inc. (“Buyer”), First National Bank of Baldwin County (“FNB”) and First Baldwin Bancshares, Inc. (“Seller”).

WHEREAS, Buyer and Seller have entered into an Acquisition Agreement (the “Acquisition Agreement”) dated _____________, and joined in by FNB; and

WHEREAS, the Acquisition Agreement provides that Seller shall sell to Buyer the FNB Stock; and

WHEREAS, the Acquisition Agreement provides as a condition to Closing that FNB and Buyer execute and deliver this waiver and assignment effective as of the Closing when FNB is a wholly owned subsidiary of Buyer; and

WHEREAS, Buyer and its board of directors has considered the assignment of the BP Claim [describe more fully] to Seller and deems such assignment to be in the best interests of Buyer and FNB after the Closing.

IT IS, THEREFORE, AGREED:

1.           Capitalized terms used herein have the same meanings given to them in the Acquisition Agreement unless provided otherwise herein.

2.           Effective as of the Closing, Buyer and FNB hereby waive any and all claims of FNB to the BP Claim.

3.           Effective as of the Closing, Buyer and FNB hereby assign, transfer and convey to Seller any and all interests FNB may have in the BP Claim, and Buyer and FNB hereby acknowledge and agree that Seller is entitled to any and all recovery that may be due to FNB or Seller as a result of the BP Claim.

4.           Buyer will use reasonable efforts to cooperate with Seller and provide access to documents that may be relevant to the BP Claim.

SELLER: ____________________________________	BUYER: ____________________________________

FNB: ____________________________________